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                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of April 20, 2004 (this "Agreement") by and among International Paper Company, a New York corporation ("IP"), and Box USA Holdings, Inc., a Maryland corporation ("BUSA"), Dennis and Edith Mehiel (the "Mehiels"), Roger W. Stone ("Stone"), Box USA Holdings, L.L.C., a Delaware limited liability company ("BUSA Holdings LLC"), Washington & Congress Capital Partners, L.P. (f.k.a. Triumph Partners III, L.P.), a Delaware limited partnership ("W&C Partners"), and Triumph III Investors, L.P., a Delaware limited partnership ("W&C Investors" and, together with W&C Partners, "W&C"), Roger W. Stone and Susan Stone, not individually but in their capacities as trustees of the Roger and Susan Stone Family Foundation (the "Foundation"), Roger W. Stone, not individually but in his capacity as the trustee of the Box USA Trust dated as of July 17, 2000 (the "BUSA Trust") (the Mehiels, Stone, BUSA Holdings LLC, W&C, the Foundation and the BUSA Trust are collectively referred to herein as the "Controlling Sellers" and, individually, each a "Controlling Seller") and Roger W. Stone, in his capacity as Controlling Sellers' Representative (as defined herein). Capitalized terms used herein but not defined upon their first usage are defined in Section 9.1.

                                    RECITALS

     WHEREAS, the boards of directors of IP and BUSA have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the stock purchase transaction provided for herein, on the terms and subject to the conditions hereof, in which IP shall purchase all of the outstanding BUSA Shares (as defined herein) from the respective holders thereof; and

     WHEREAS, IP, BUSA and the Controlling Sellers desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the consummation of such transactions.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.

                           PURCHASE AND SALE OF STOCK

     Section 1.1. Purchase and Sale. Subject to the provisions of this Agreement, at the Closing (as hereinafter defined), the Controlling Sellers shall sell, convey, assign, transfer and deliver to IP, and IP will purchase, acquire and accept from the Controlling Sellers, the BUSA Shares, in consideration for which IP shall pay and deliver for the account of each of the Controlling Sellers (as directed in writing by the Controlling Sellers' Representative) the consideration set forth in this Article I (the "Stock Purchase").

     Section 1.2. Closing. Subject to satisfaction or waiver of the closing conditions set forth in Article VII, the closing of the Stock Purchase (the "Closing") will take place on July 1, 2004 (the "Closing Date"), unless another earlier or later date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Sonnenschein Nath & Rosenthal LLP,




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8000 Sears Tower, 233 S. Wacker Drive, Chicago, Illinois 60606, unless another place is agreed to in writing by the parties hereto.

     Section 1.3. Effects of the Stock Purchase. After the Closing, BUSA shall be a wholly owned subsidiary of IP.

     Section 1.4. [Reserved]

     Section 1.5. Officers and Directors. The officers of BUSA immediately prior to the Closing, other than those officers of BUSA listed on Schedule 1.5 who shall each tender a letter of resignation to BUSA effective as of the Closing, shall be the officers of BUSA until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly appointed. Effective immediately after the Closing, IP shall appoint new directors of BUSA and the BUSA Subsidiaries, and the incumbent directors of BUSA and the BUSA Subsidiaries shall tender letters of resignation as directors of BUSA and the BUSA Subsidiaries effective as of the Closing. The directors appointed by IP shall be the directors of BUSA and the BUSA Subsidiaries until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

     Section 1.6. Stock Purchase Consideration. At the Closing, IP shall pay for the BUSA Shares as follows:

     (a) [Reserved]

     (b) BUSA Preferred Stock. Upon receipt of the certificates representing all of such shares of preferred stock accompanied by stock powers transferring ownership and title to such shares of preferred stock to IP, at the Closing IP shall wire immediately available funds to the holders of all shares of Series A Redeemable Preferred Stock of BUSA (the "Series A Preferred Stock") and Series B Preferred Stock of BUSA (the "Series B Preferred Stock", and, together with the Series A Preferred Stock, the "BUSA Preferred Stock") in an amount equal to the Redeemable Liquidation Preference Amount and the Junior Preferred Liquidation Preference Amount (as such terms are defined in the Third Articles of Amendment and Restatement of the Articles of Incorporation of BUSA (the "BUSA Articles")), as applicable, with respect to all of such shares of BUSA Preferred Stock. IP hereby waives its rights as a holder of the Series A Preferred Stock and the Series B Preferred Stock to redemption of such stock in connection with the Closing of the Transactions contemplated hereby pursuant to Sections 5(a)(iii) and (iv) and 6(a)(iii) of the BUSA Articles.

     (c) BUSA Common Stock. At the Closing IP shall pay and deliver for the account of the holders of BUSA Common Stock issued and outstanding immediately prior to the Closing, in exchange for such shares (x) an amount per share of BUSA Common Stock, without interest, equal to:

          (i) $405 million, as it may be adjusted pursuant to Section 1.11 (as so adjusted, the "Estimated Adjusted Valuation Amount"), minus

               (A) the $15 million principal amount of the Note (as defined in Section 1.10),


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               (B)  the amount payable by IP pursuant to Section 1.17 hereof,

               (C) all amounts payable by IP for the BUSA Preferred Stock pursuant to Section 1.6(b),

               (D) the $170 million principal amount of the 12% Senior Notes due 2006 of BUSA (the "BUSA Senior Notes") (excluding all accrued and unpaid interest thereon as of the Closing Date, all Retirement Costs and any "make-whole premium," call premium or premium to be paid upon a "change of control"),

               (E) the outstanding principal amount payable (except for amounts payable with respect to any undrawn and outstanding letters of credit) by BUSA under the Credit Agreement (as defined in
                    Section 1.16) as of the Closing Date (excluding all accrued and unpaid interest thereon as of the Closing Date and all Retirement Costs),

               (F) the outstanding principal amount payable by BUSA under the Mortgages as of the Closing Date (excluding all accrued and unpaid interest thereon as of the Closing Date and all Retirement Costs),

               (G) the aggregate amount of Capital Leases set forth on BUSA's balance sheet as of the Closing Date in accordance with generally accepted accounting principles,

               (H) $350,000, which shall be paid by BUSA to Washington & Congress Managers, LLC by wire transfer of immediately available funds to an account designated by W&C Partners at least three business days prior to the Closing Date (the "W&C Fee"),

               (I) $61,500, which shall be paid by BUSA by check at the Closing to certain directors of BUSA as directed in writing by the Controlling Seller's Representative at least three business days prior to the Closing Date,

               (J) $298,500, which shall be paid by IP (less applicable withholding Taxes) pursuant to Section 1.8 hereof by check at the Closing to such employees of BUSA and in such amounts as are set forth on Schedule 1.8 attached hereto,

               (K) up to a maximum of $2,301,500, which shall be paid by BUSA (less applicable withholding Taxes) by check at the Closing to certain employees of BUSA as directed in writing by the Controlling Sellers' Representative at least three business days prior to the Closing Date; provided, however, that any amounts payable to Matthew Kaplan pursuant to this subsection shall be


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                    paid by BUSA at the Closing by wire transfer of immediately available funds to an account designated in writing by the Controlling Seller's Representative at least three business days prior to the Closing Date,

               (L) an amount designated in writing by the Controlling Seller's Representative at least three business days prior to the Closing Date for the payment of the legal fees and expenses of Sonnenschein Nath & Rosenthal LLP, counsel to BUSA ("Seller's Counsel"), which amount shall be paid by BUSA by wire transfer of immediately available funds to an account designated by Seller's Counsel, and

               (M) the outstanding principal amount payable by BUSA or the BUSA Subsidiaries under the Equipment Loan as of the Closing Date (excluding all accrued and unpaid interest thereon and all Retirement Costs), divided by

          (ii) the number of shares of BUSA Common Stock outstanding on the Closing Date,

plus (y) a Proportionate Share of the Note (collectively, the "Purchase Consideration").

     Schedule 1.6 attached hereto contains a summary of the various components of the Estimated Adjusted Valuation Amount to be paid by IP at the Closing pursuant to this Article I, assuming that (i) the Closing occurs on June 30, 2004, and (ii) the Estimated Pre-Closing Net Working Capital (as defined herein) is equal to $46.6 million. Two (2) business days before the Closing, the Controlling Sellers' Representative shall provide to IP a flow of funds memorandum certifying the amounts to be paid pursuant to this Section 1.6(c).

     Section 1.7. Exchange of Certificates for Purchase Consideration.

     (a) At the Closing, upon receipt by IP of certificates evidencing the shares of BUSA Common Stock (the "BUSA Common Certificates") accompanied by stock powers transferring ownership and title to such BUSA Common Stock to IP, IP shall wire immediately available funds to such accounts as are directed in writing by the Controlling Sellers' Representative at least three business days prior to Closing the cash amount payable to each holder of BUSA Common Stock pursuant to Section 1.6(c)(x) less, to the extent permitted in Section 1.7(b) below, any applicable withholding Tax. In addition, each such holder shall be entitled to such holder's Proportionate Share of the Note in accordance with
Section 1.10 hereof.

     (b) Withholding. BUSA shall use commercially reasonable efforts to cause each of the holders of BUSA Shares to complete and deliver Form W-9, or a valid substitute form, to IP on or prior to the Closing Date. In the event, and only in such event, that a holder of BUSA Shares fails to satisfy the requirement set forth in the previous sentence, IP may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to such holder of BUSA Shares such amount, if any, as IP is required to deduct and withhold with respect to the making of such payment under the backup withholding provisions of
Section 3406 of the Code


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or the foreign withholding provisions of Sections 1441 and 1442 of the Code, and the rules and regulations promulgated thereunder. To the extent that such amount is so withheld by IP and paid to governmental tax authorities in accordance with the previous sentence, such withheld amount shall be treated for all purposes of this Agreement as having been paid to such holder of the BUSA Shares in respect of which such deduction and withholding was made by IP. The consideration payable hereunder shall not be reduced by any other withholding, reductions or assessments relating to Taxes.

     (c) Lost BUSA Share Certificates. If any certificate representing any BUSA Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by IP the posting of such Person of a bond or an indemnity in such reasonable form and amount as IP may direct, as indemnity against any claim that may be made against it with respect to such certificate, IP will pay in exchange for such lost, stolen or destroyed certificate the Purchase Consideration in respect of the BUSA Shares represented by such certificates as contemplated by this Article I.

     Section 1.8. BUSA Stock Options. Upon the payment by IP of the Retention Payments to the Key Employees at the time of the Closing pursuant to Section
1.20 hereof, all options to acquire BUSA Common Stock granted to the Key Employees will automatically terminate on the Closing Date without any further action on the part of BUSA or the Key Employees in accordance with the terms of the Retention Agreements. With respect to the employees of BUSA other than the Key Employees, at the Closing BUSA shall use commercially reasonable efforts to deliver to IP letter agreements in form and substance reasonably acceptable to IP (collectively, the "Option Letters") executed by each holder of options to acquire BUSA Common Stock (other than the Key Employees), pursuant to which all options to acquire BUSA Common Stock ("BUSA Stock Options") held by each such holder shall automatically terminate on the Closing Date without any further action on the part of BUSA or such holder upon the payment by BUSA to such holder of the amount set forth opposite such holder's name on Schedule 1.8 attached hereto, subject to any applicable withholding Taxes. Upon delivery by BUSA to IP of the Option Letters, BUSA will pay to such holders of the amount set forth opposite such holders' names on Schedule 1.8 attached hereto, subject to any applicable withholding Taxes.

     Section 1.9. Certain Adjustments. If, between the date of this Agreement and the Closing, the outstanding BUSA Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class of stock, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred (other than exercises of BUSA Stock Options), the applicable Purchase Consideration shall be appropriately adjusted to provide to the holders of BUSA Shares the same economic effect as contemplated by this Agreement prior to such event.

     Section 1.10. Note. At the Closing, IP shall execute and deliver to the Controlling Sellers a contingent Note in substantially the form attached hereto as Schedule 1.10 with an aggregate initial principal amount of $15 million, which note shall bear interest at the rate of six percent (6%) per annum (the "Note"). To the extent, and only to the extent, that the then


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pending unsatisfied indemnification claims of the IP Indemnities pursuant to
Article VI hereof do not in the aggregate exceed the remaining amounts payable under the Note, 20% of the original principal amount of the Note, together with accrued interest thereon, shall be paid by IP to the Controlling Sellers on each of the first three semi-annual anniversaries of the Closing Date, with the balance of the Note, together with accrued interest thereon, to be paid by IP to the Controlling Sellers on the date that is two years after the Closing Date, all in accordance with the terms of the Note. Notwithstanding the foregoing, if
(i) IP is unable in good faith to reasonably estimate the amount of a Loss payable in connection with a claim for indemnification under Article VI hereof and (ii) it is reasonably likely that the amount of such Loss (together with all then outstanding indemnification claims of the IP Indemnitees pursuant to
Article VI hereof) would exceed the remaining amounts payable under the Note (an "Unquantifiable Claim") then, subject to the limitation set forth in the following sentence, the remaining amounts payable on the Note shall not be paid until such time as is provided in the Note. The Controlling Sellers' Representative shall have the right to dispute in good faith IP's determination as to the amount to be withheld from the Note pending resolution of a claim of the IP Indemnities for indemnification under Article VI hereof, and all such disputes relating to the same shall be resolved in accordance with the procedures set forth in Section 6.7 hereof. IP shall have the right, but not the obligation, to prepay the Note at any time prior to maturity without premium or penalty.

     Section 1.11. Estimated Pre-Closing Net Working Capital. No later than two business days prior to the Closing Date, the Controlling Sellers' Representative shall deliver to IP a certificate setting forth the BUSA's good faith estimate (the "Estimated Pre-Closing Net Working Capital") of BUSA's Net Working Capital as of the end of the calendar month immediately preceding the Closing Date; provided, however, that the amount of inventory to be included in the Estimated Pre-Closing Net Working Capital shall be determined in accordance with the penultimate sentence of Section 1.12 hereof. To the extent that the Estimated Pre-Closing Net Working Capital of BUSA (i) is less than $46.6 million (the "Target Net Working Capital"), then the dollar amount referred to in Section 1.6(c)(i) shall be reduced by the difference between $46.6 million and the Estimated Pre-Closing Net Working Capital, or (ii) exceeds $46.6 million, then the dollar amount referred to in Section 1.6(c)(i) shall be increased by the difference between the Estimated Pre-Closing Net Working Capital and $46.6 million.

     Section 1.12. Preparation of Final Statement. An unaudited Statement of BUSA's Net Working Capital (the "Final Statement") as of the close of business on the Closing Date shall be prepared in the following manner:

     (a) Within 60 days after the Closing Date, IP shall deliver to the Controlling Sellers' Representative the Final Statement, fairly presenting BUSA's Net Working Capital as of the Closing Date. The Final Statement shall be accompanied by a report setting forth (i) BUSA's Net Working Capital, as reflected in the Final Statement, and (ii) the amount of any adjustment to the Estimated Adjusted Valuation Amount, and how and by whom such adjustment should be effected pursuant to Section 1.13 and the basis therefor.

     (b) Following the delivery of the Final Statement, IP shall give the Controlling Sellers' Representative and any independent auditors and authorized representatives of the Controlling Sellers' Representative full access at all reasonable times to the properties, books,


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records and personnel of the Business relating to periods prior to the Closing
Date for purposes of preparing, reviewing and resolving any disputes concerning the Final Statement. If the Controlling Sellers' Representative agrees with the Final Statement, the Controlling Sellers' Representative shall notify IP in writing. If the Controlling Sellers' Representative disputes the Final Statement, the Controlling Sellers' Representative shall give IP notice of the dispute within 30 days after the Final Statement has been delivered to the Controlling Sellers' Representative, with such notice setting forth in reasonable detail the basis for such dispute. If the Controlling Sellers' Representative fails to notify IP of any such dispute within such 30-day period, the Final Statement shall be deemed to be accepted. In the event that the Controlling Sellers' Representative shall so notify IP of any dispute, IP and the Controlling Sellers' Representative shall cooperate in good faith to resolve such dispute within thirty (30) days.

     (c) If IP and the Controlling Sellers' Representative are unable to resolve any such dispute within 30 days of the Controlling Sellers' Representative's delivery of such notice (the "Resolution Period"), then all amounts remaining in dispute shall be submitted promptly thereafter to PriceWaterhouseCoopers LLP (the "Independent Accounting Firm"). Each party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be paid by IP, and IP shall be entitled to offset 50% of such fees and expenses against amounts otherwise due and payable under the Note in accordance with the terms thereof. The Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Controlling Sellers' Representative and IP, and not by independent review, only those items or issues still in dispute and shall be limited to those adjustments, if any, which need be made for the Final Statement to comply with the standards set forth in the preceding subsection (a). The Independent Accounting Firm's determination shall be requested to be made within 30 days of their selection, shall be set forth in writing, and shall be final, binding and conclusive. The Final Statement, as modified by resolution of any disputes by IP and the Controlling Sellers' Representative or by the Independent Accounting Firm, shall be the "Final Statement."

     (d) The term "BUSA's Net Working Capital" shall mean the amount of the current assets of BUSA and its consolidated BUSA Subsidiaries minus the amount of the current liabilities of BUSA and its consolidated BUSA Subsidiaries, determined in accordance with the applicable guidelines set forth in the BUSA Accounting Manual, as adjusted as contemplated below in this Section 1.12.

     For purposes of calculating BUSA's Net Working Capital, the current assets of BUSA and its consolidated BUSA Subsidiaries shall be

     (i)  increased by the sum of

          (a) any cash paid by BUSA or any of its consolidated BUSA Subsidiaries in connection with the purchase of operating assets that do not constitute current assets ("Fixed Operating Assets") after December 31, 2003 and on or prior to the Closing Date, all of which purchases through March 31, 2004, including the dollar amount thereof, are set forth on Schedule 1.12(d) and which Schedule shall be updated as of the Closing Date; provided, that in no case shall the aggregate payments made pursuant to this clause


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     1.12(d)(i)(a) exceed the sum of (A) $547,120 (which is the amount of Fixed
     Operating Assets purchased after December 31, 2003 through March 31, 2004),
     (B) the amount of capital expenditures set forth on Schedule 1.12(d) under the column "Estd. $ Bal. To Complete," (C) an amount not to exceed $100,000 per month between the date hereof and the Closing Date and prorated for any partial month and (D) the amount of Fixed Operating Assets purchased from the date hereof through the Closing Date with the approval of IP (which approval shall not be unreasonably withheld),

          (b) any cash payable to BUSA or any of the consolidated BUSA Subsidiaries in connection with the pending sale of any non-operating assets with respect to which BUSA or any of the consolidated BUSA Subsidiaries has entered into a contract to sell but which has not closed as of the Closing Date (a "Pending Sale"), all of which Pending Sales, including the dollar amount thereof through the date hereof, are set forth on Schedule 1.12(d), and which Schedule shall be updated as of the Closing Date; provided, that all of such sales are made in arm's length transactions and in no case shall the aggregate amounts payable to BUSA pursuant to this clause 1.12(d)(i)(b) in connection with such sales exceed $1.5 million; provided, further, however, that the amounts set forth in this subsection (b) shall be excluded from the calculation of BUSA's Net Working Capital set forth in the Final Statement if the Pending Sale has not closed on or prior to the date that the Final Statement is finally determined pursuant to this Section 1.12,

          (c) the amount of (i) all Retention Payments made by BUSA pursuant to
     Section 1.20 hereof, (ii) all payments made by BUSA or any of the consolidated BUSA Subsidiaries to the Key Employees pursuant to the terms of the Key Employee Severance Agreements, and (iii) all severance payments made by BUSA and the BUSA Subsidiaries to their employees (other than the Key Employees) pursuant to Section 8.5 hereof, to the extent such payments have been made, in each case, on or prior to the Closing Date, and

          (d) the aggregate amounts paid by BUSA on the Closing Date pursuant to Sections 1.6(c)(i)(H), (I), (J), (K) and (L) (collectively, the amounts paid or payable pursuant to Sections 1.6(c)(i)(H), (I), (J), (K) and (L) on or prior to the Closing Date are referred to herein as the "BUSA Expenses"), and (ii) decreased by any cash received by BUSA or any of the consolidated BUSA Subsidiaries in connection with the sale of Fixed Operating Assets after December 31, 2003 and on or prior to the Closing Date, all of which sales through the date hereof, including the dollar amount thereof, are set forth on
Schedule 1.12(d), and which Schedule shall be updated as of the Closing Date; provided, that all of such sales are made in arm's length transactions and in no case shall the aggregate amount of such sales pursuant to this clause 1.12(d)(ii) exceed $100,000.

     The Parties acknowledge and agree that (A) any cash received by BUSA or any of the consolidated BUSA Subsidiaries on or prior to the Closing Date in connection with the sale of certain non-operating assets (all of which non-operating assets are set forth on Schedule 1.12(d) hereto) and (B) any cash, cash equivalents or other assets contained in the Cash Collateral Account, the Asset Sale Account, the Event of Loss Account or the General Cash Collateral Account (as such terms are defined in the Indenture) as of the Closing Date, shall be included in


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the current assets of BUSA and the consolidated BUSA Subsidiaries for purposes of the Final Statement.

     For purposes of calculating BUSA's Net Working Capital, the following amounts shall be excluded from the current liabilities of BUSA and its consolidated BUSA Subsidiaries: (i) the current portion of the long-term Indebtedness of BUSA or any of its consolidated BUSA Subsidiaries (other than accrued and unpaid interest thereon to the extent contemplated by the following paragraph), (ii) any liabilities of BUSA or any of its consolidated BUSA Subsidiaries which result from, or are accelerated as a result of, the consummation of the transactions contemplated hereby (including without limitation (w) unamortized debt fees, (x) the Retention Payments, (y) all amounts payable to the Key Employees pursuant to the Key Employee Severance Agreements and all amounts payable to employees pursuant to Section 8.5(b), and
(z) any "make-whole premium" or premium to be paid upon a call or "change of control" in connection with the BUSA Senior Notes) and (iii) the BUSA Expenses.

     For purposes of calculating BUSA's Net Working Capital, (i) all accrued and unpaid interest as of the Closing Date under the Senior Notes, the Credit Agreement, the Mortgages and the Equipment Loan shall be included as current liabilities of BUSA and its consolidated BUSA Subsidiaries, and (ii) a physical count of the inventory of BUSA and the BUSA Subsidiaries shall be conducted by BUSA and representatives of IP on the weekend immediately preceding the Closing Date in accordance with the applicable guidelines set forth in the BUSA Accounting Manual, and the results of such inventory count (after taking into account any changes in the amount of inventory between the date of such physical inventory count and the Closing Date as documented in the books and records of BUSA and the BUSA Subsidiaries on the Closing Date) shall be utilized for purposes of the Final Statement and an estimate thereof shall be utilized for purposes of the Estimated Pre-Closing Net Working Capital; provided, that any disputes relating to the inventory shall be shall be resolved as set forth in this Section 1.12. A computation of the Net Working Capital as of March 31, 2004 is attached hereto on Schedule 1.12.

     Section 1.13. Post-Closing Net Working Capital Adjustment.

     (a) On the tenth (10th) business day following the completion of the Final Statement in accordance with Section 1.12 hereof, the amount calculated as contemplated by this subsection shall be paid as follows: If BUSA's Net Working Capital as set forth in the Final Statement is greater than the Estimated Pre-Closing Net Working Capital, such excess (the "Net Working Capital Surplus") shall be distributed to the Controlling Sellers in cash on a Proportionate Basis, together with interest on the aggregate amount of the Net Working Capital Surplus, accrued from the Closing Date to the date of such payment at a rate of six percent (6%) per annum. If BUSA's Net Working Capital as set forth in the Final Statement is less than the Estimated Pre-Closing Net Working Capital, IP shall offset such shortfall (a "Net Working Capital Shortfall"), against the first installment of the Note in accordance with the terms thereof, and no interest shall accrue under the Note with respect to that portion of the Note with a principal amount equal to the Net Working Capital Shortfall from the Closing Date to the date of the final determination of the Final Statement in accordance with the terms thereof; provided, that if the Net Working Capital Shortfall exceeds $1,000,000, then the amount of such Net Working Capital Shortfall shall not be offset against the first installment of the Note, but such amount, together with interest accrued on the amount of the Net Working Capital Shortfall from


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the Closing Date to the date of the final determination of the Final Statement at the rate of six percent (6%) per annum, shall be paid by each of the Controlling Sellers, on a Proportionate Basis, to IP on the tenth (10th) business day following the completion of the Final Statement in accordance with
Section 1.12 hereof, such payment obligation of the Controlling Sellers to be several, and not joint, among the Controlling Sellers.

     (b) Any adjustments pursuant to Section 1.13(a) shall be treated as an adjustment to the Purchase Consideration contemplated by this Agreement.

     Section 1.14. Settlement of Affiliate Indebtedness. Prior to the Closing, BUSA shall cause the Controlling Sellers (other than W&C) and their Affiliates (other than BUSA and its Affiliates) to cancel, settle or otherwise repay such Indebtedness owing to BUSA or its Affiliates as shall be directed by IP in writing. Prior to the Closing, BUSA will cancel, settle or otherwise repay such Indebtedness of BUSA owed to such Controlling Sellers or their Affiliates (other than BUSA and its Affiliates) as shall be directed by IP in writing. IP shall provide to the Controlling Sellers Representative notice of such Indebtedness to be cancelled, settled or repaid not later than fifteen (15) business days prior to the Closing.

     Section 1.15. BUSA Senior Notes. In accordance with the terms and requirements of that certain Indenture dated May 30, 1996, as amended (the "Indenture"), between BUSA and Wells Fargo Bank, Minnesota, as successor in interest to Norwest Bank Minnesota, National Association, in its capacity as trustee (the "Trustee"), after the Closing IP shall cause BUSA to (i) commence a Change of Control Offer (as defined in the Indenture) with respect to the Senior Notes and complete such Change of Control Offer, and (ii) include in the notice to holders of the Change of Control Offer a notice of redemption of the Senior Notes and redeem any Senior Notes which may remain outstanding upon the completion of the Change of Control Offer and, in each case, IP shall pay all Retirement Costs in connection therewith. Upon the execution of this Agreement, IP and BUSA shall jointly contact the Trustee in order to confirm the obligations of BUSA under the Indenture in connection with the provisions of this Section 1.15.

     Section 1.16. BUSA Credit Agreement.

     (a) At least 21 days prior to the Closing Date, IP shall provide the Controlling Sellers' Representative with written notice of whether it intends to
(i) repay at the Closing (the "Credit Agreement Repayment Option") all amounts owed by BUSA pursuant to the terms of that certain Amended and Restated Financing and Security Agreement, dated July 17, 2000, as amended from time to time among Bank of America, N.A., as agent ("BofA") and the Borrowers (as defined therein) (the "Credit Agreement") or (ii) permit such Indebtedness to remain in place after the Closing, to be paid by BUSA from and after the Closing Date in accordance with its terms (the "Credit Agreement Assumption Option").

     (b) In the event IP elects the Credit Agreement Repayment Option, IP shall at the Closing repay the entire amount owed under the Credit Agreement, including all principal, interest, premiums and other Retirement Costs payable with respect to the repayment, repurchase, defeasance, satisfaction and discharge or redemption of all indebtedness under the Credit Agreement. In such event, IP shall be responsible for providing cash collateral, a back-up letter of credit or some other credit arrangement in each case acceptable as substitute collateral to

BofA with respect to all undrawn and outstanding letters of credit as of the Closing Date, which letters of credit are set forth on Schedule 1.16 attached hereto.

     (c) In the event that IP elects the Credit Agreement Assumption Option, IP and BUSA shall use commercially reasonable efforts to amend or modify, or obtain waivers or consents with respect to, the Credit Agreement to avoid or cure any defaults that may occur thereunder as a result of the consummation of the transactions contemplated hereby or that may otherwise be required to consummate the Credit Agreement Assumption Option, and IP shall promptly pay all Retirement Costs incurred in connection therewith.

     Section 1.17. Purchase of Capital Assets. At the Closing, IP shall pay an amount equal to $15 million less the sum of the amounts set forth in Sections 1.6(c)(i)(J) and (K) hereof (prior to giving effect to the deduction for applicable withholding taxes as provided for therein) by wire transfer of immediately available funds to BUSA Holdings LLC, and in exchange therefor and as resolution of the proper allocation of the acquisition consideration, (i) BUSA Holdings LLC shall, and shall cause BUSA Investment LP to, assign their respective names to IP pursuant to an Assignment in substantially the form attached hereto as Schedule 1.17 (the "Assignment") and (ii) each of BUSA Holdings LLC, BUSA Investment LP, the Stone-Kaplan Limited Partnership and each of their respective owners of equity interests shall execute a release of certain claims against BUSA in substantially the form attached hereto as
Schedule 1.17 (collectively, the "Equityholder Releases"). As soon as practicable after the Closing, BUSA Holdings LLC shall, and shall cause BUSA Investment LP to, change their names so as to not include the name "Box USA" or any derivation thereof.

     Section 1.18. W&C Notes; Preferred Interests. At the Closing and upon receipt from IP of payment by wire transfer of immediately available funds of an amount equal to the Redeemable Liquidation Preference Amount of the Series A Preferred Stock in accordance with Section 1.6(b) hereof, the Controlling Sellers' Representative shall cause the BUSA Trust to use the proceeds thereof to repay the W&C Notes in full, together with accrued interest thereon, and W&C shall release of all of its Liens in the Collateral (as such terms are defined in the Security Agreement and the Pledge Agreement). At the Closing, BUSA Holdings LLC shall utilize all proceeds it receives pursuant to Section 1.6(b) hereof with respect to the Series B Preferred Stock held by it to redeem all of the outstanding Preferred Interests (as defined in the BUSA Holdings Operating Agreement) held by Dennis Mehiel at their Liquidation Preference Amount (as defined in the BUSA Holdings Operating Agreement).

     Section 1.19. Mortgages and Capital Leases.

     (a) At least 21 days prior to the Closing Date, IP shall provide the Controlling Sellers' Representative with written notice of whether it intends to
(i) if permitted pursuant to the terms of the applicable Mortgage, repay at the Closing all amounts owed by BUSA or any of the BUSA Subsidiaries pursuant to the terms of one or more of the Mortgages (the "Mortgage Repayment Option"), (ii) permit the Indebtedness under one or more of the Mortgages to remain in place after the Closing Date, to be paid by BUSA or a BUSA Subsidiary, as applicable, from and after the Closing Date in accordance with their terms (the "Mortgage Assumption Option") or (iii) a combination of the Mortgage Repayment Option and the Mortgage Assumption Option.

     (b) In the event that IP elects the Mortgage Repayment Option with respect to one or more of the Mortgages, IP shall at the Closing repay all amounts owed with respect to such Mortgages, including all principal, interest, premiums and other Retirement Costs payable with respect thereto.

     (c) In the event that IP elects the Mortgage Assumption Option with respect to one or more of the Mortgages, IP and BUSA shall use commercially reasonable efforts to amend or modify, or obtain waivers or consents with respect to, such Mortgages to avoid or cure any defaults that may occur thereunder as a result of the consummation of the transactions contemplated hereby or that may otherwise be required to consummate the Mortgage Assumption Option with respect to such Mortgages, and IP shall pay all Retirement Costs incurred in connection therewith.

     (d) At least 21 days prior to the Closing Date, IP shall provide the Controlling Sellers' Representative with written notice of whether it intends to
(i) if permitted pursuant to the terms of the applicable Capital Lease, repay at the Closing all amounts owed by BUSA or any of the BUSA Subsidiaries pursuant to the terms of one or more of the Capital Leases (the "Capital Lease Repayment Option"), (ii) permit the Indebtedness under one or more of the Capital Leases to remain in place after the Closing Date, to be paid by BUSA or a BUSA Subsidiary, as applicable, from and after the Closing Date in accordance with their terms (the "Capital Lease Assumption Option") or (iii) a combination of the Capital Lease Repayment Option and the Capital Lease Assumption Option.

     (e) In the event that IP elects the Capital Lease Repayment Option with respect to one or more of the Capital Leases, IP shall at the Closing repay all amounts owed with respect to such Capital Leases, including all principal, interest, premiums and other Retirement Costs payable with respect thereto.

     (f) In the event that IP elects the Capital Lease Assumption Option with respect to one or more of the Capital Leases, IP and BUSA shall use commercially reasonable efforts to amend or modify, or obtain waivers or consents with respect to, such Capital Leases to avoid or cure any defaults that may occur thereunder as a result of the consummation of the transactions contemplated hereby or that may otherwise be required to consummate the Capital Lease Assumption Option with respect to such Capital Leases, and IP shall pay all Retirement Costs in connection therewith.

     Section 1.20. Retention Payments. At the Closing, BUSA shall make the Retention Payments to the Key Employees by wire transfer of immediately available funds in accordance with the terms of the Retention Agreements, less applicable withholding for Taxes. The Controlling Sellers' Representative shall provide IP with wire transfer instructions for the Key Employees at least three business days prior to the Closing Date.

     Section 1.21. Equipment Loan.

     (a) At least 21 days prior to the Closing Date, IP shall provide the Controlling Sellers' Representative with written notice of whether it intends to
(i) if permitted pursuant to the terms of the Equipment Loan, repay at the Closing all amounts owed by BUSA or any of the

BUSA Subsidiaries pursuant to the terms of the Equipment Loan (the "Equipment Loan Repayment Option"), or (ii) permit the Indebtedness under the Equipment Loan to remain in place after the Closing Date, to be paid by BUSA or a BUSA Subsidiary, as applicable, from and after the Closing Date in accordance with its terms (the "Equipment Loan Assumption Option").

     (b) In the event that IP elects the Equipment Loan Repayment Option, IP shall at the Closing repay all amounts owed with respect to such Equipment Loan, including all principal, interest, premiums and other Retirement Costs payable with respect thereto.

     (c) In the event that IP elects the Equipment Loan Assumption Option, IP and BUSA shall use commercially reasonable efforts to amend or modify, or obtain waivers or consents with respect to, the Equipment Loan to avoid or cure any defaults that may occur thereunder as a result of the consummation of the transactions contemplated hereby or that may otherwise be required to consummate the Equipment Loan Assumption Option, and IP shall pay all Retirement Costs incurred in connection therewith.

                                  ARTICLE II.

                      REPRESENTATIONS AND WARRANTIES OF IP

     As a material inducement to the Controlling Sellers and BUSA to enter into this Agreement and complete the Transactions, IP hereby represents and warrants to each of the Controlling Sellers that:

     Section 2.1. Organization. IP is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. IP has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

     Section 2.2. Authorization; Binding Effect; No Breach. The execution, delivery and performance by IP of each Transaction Document to which it is a party, and the consummation of the Transactions contemplated thereby, have been duly authorized and approved by its Board of Directors and no further approval of an action by IP or its Boards of Directors or stockholders is necessary to consummate the Transactions. Each Transaction Document to which IP is a party constitutes a valid and binding obligation of such party which is enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance by IP of the Transaction Documents to which it is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under,
(iii) result in a violation of, or (iv) except as required by the terms of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any authorization, consent, approval, exemption or other action by or declaration or notice to any Government Entity pursuant to, the charter or bylaws of

IP or any material agreement, instrument, or other document, or any material Legal Requirement, to which IP is subject.

     Section 2.3. Brokerage. There is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement (the "Transactions") based on any arrangement or agreement which is binding upon IP.

     Section 2.4. Knowledge. IP has no knowledge of any inaccuracy in or breach of any representation, warranty, covenant or agreement of any of BUSA or any of the Controlling Sellers set forth in this Agreement or any closing certificate delivered by BUSA or any of the Controlling Sellers pursuant to the terms hereof. The foregoing representation shall not apply to any documents which BUSA has not delivered to IP as of the date hereof pursuant to Sections 3.9, 3.15, 3.17(b) and 3.17(c)(ii) hereof. As used in this Section 2.4, "knowledge" with respect to IP shall mean the actual knowledge of H. Wayne Brafford, C. Cato Ealy, Carol Roberts, Michael Ukropina, David Dodson or Leonard Ciriello.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF BUSA

     As a material inducement to IP to enter into this Agreement and complete the Transactions, BUSA hereby represents and warrants to IP that:

     Section 3.1. Organization and Power; the Shares; Corporate Documents.

     (a) BUSA. BUSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. BUSA duly qualified to do business in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify, except where the failure to so qualify could not reasonably be expected to materially and adversely affect BUSA and the BUSA Subsidiaries taken as a whole. Schedule 3.1(a) lists every jurisdiction where BUSA is duly qualified to do business. BUSA has the requisite corporate power and authority, and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party, and to own and operate its properties, and to carry on the Business, except for those licenses, permits and authorizations, the absence of which could not reasonably be expected to materially and adversely affect BUSA and the BUSA Subsidiaries taken as a whole.

     (b) The BUSA Shares. The authorized capital stock of BUSA consists solely of:

          (i) 10,526,316 shares of Class A Voting Common Stock (the "Class A Common"), of which 94 shares are issued and outstanding;

          (ii) 7,963,731 shares of Class B Non-Voting Common Stock (the "Class B Common"), of which 7,437,415 shares are issued and outstanding;

          (iii) 1,562,491 shares of Class C Non-Voting Common Stock (the "Class C Common"), of which 1,562,491 shares are issued and outstanding;

          (iv) 1,000,000 shares of Class D Non-Voting Common Stock (the "Class D Common"), of which 1,000,000 shares are issued and outstanding;

          (v) 1,000,000 shares of Series A Preferred Stock, of which 1,000,000 shares are issued and outstanding; and

          (vi) 1,800 shares of Series B Preferred Stock, of which 1,740 shares are issued and outstanding.

The shares of Class A Common, Class B Common, Class C Common, and the Class D Common are collectively referred to herein as the "BUSA Common Stock", and the BUSA Common Stock and the BUSA Preferred Stock are collectively referred to herein as the "BUSA Shares".

     The outstanding BUSA Shares are duly authorized, validly issued, fully paid and nonassessable. Schedule 3.1(b) sets forth a true and correct list of each of the record holders of BUSA Shares and the number of BUSA Shares owned of record by each of them.

     Except for the BUSA Stock Options or as noted on Schedule 3.1(b), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require BUSA to issue, sell or otherwise cause to become outstanding any of its capital stock or equity interests, and except as set forth on
Schedule 3.1(b) attached hereto, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of BUSA. Except as set forth on Schedule 3.1(b) attached hereto, BUSA has not entered into any agreement, and is not bound by any obligation of any kind whatsoever, to transfer or dispose of the Business (or any substantial portion thereof) to any Person other than IP pursuant to this Agreement. Except as set forth on Schedule 3.1(b) attached hereto, BUSA has not entered into any agreement to, nor is bound by any obligation of any kind whatsoever to, issue any capital stock of BUSA to any Person.

     Other than the BUSA Shares, the BUSA Stock Options, the BUSA Senior Notes and the notes issued in connection with the Credit Agreement, the Mortgages and the Equipment Loan, no other equity, debt or other securities of BUSA have been issued and are outstanding.

     (c) Corporate Documents. Schedule 3.1(c) lists the directors and officers of BUSA and includes correct and complete copies of the articles of incorporation and bylaws of BUSA, including all amendments thereto. The minute books and stock transfer ledgers of BUSA made available to IP contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meeting of the stockholders, the board of directors and the committees of the board of directors and all transfers in the capital stock of BUSA.

     Section 3.2. Authorization; Binding Effect; No Breach. The execution, delivery and performance by BUSA of each Transaction Document to which it is a party, and the consummation of the Transactions contemplated thereby, have been duly authorized and approved by its Board of Directors, and no further approval of or action by BUSA's Board of Directors or stockholders is required to consummate the Transactions. Each Transaction Document to which BUSA is a party constitutes a valid and binding obligation of BUSA, which is enforceable against BUSA in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on Schedule 3.2, the execution, delivery and performance of each Transaction Document to which BUSA is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) result in the creation of any Lien other than a Permitted Lien upon any Assets (as defined herein) under, (iv) result in a violation of, or (v) except as required by the terms of the HSR Act, require any authorization, consent, approval, exemption or other action by or declaration or notice to any Government Entity pursuant to, the charter or bylaws of BUSA or any material agreement, instrument or other document, or any material Legal Requirement, to which BUSA or any of the Assets is subject.

     Section 3.3. Subsidiaries; Investments.

     (a) Each of the BUSA Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation identified on
Schedule 3.3, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the BUSA Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified on Schedule 3.3, which are the only jurisdictions in which the ownership, use or leasing of BUSA or such Subsidiary's assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by any of the BUSA Subsidiaries to be qualified, licensed or admitted and in good standing could not, individually or in the aggregate, reasonably be expected to materially and adversely affect BUSA and the BUSA Subsidiaries taken as a whole. Schedule 3.3 lists for each BUSA Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. Except as disclosed on Schedule 3.3, all of the outstanding shares of capital stock of each BUSA Subsidiary owned by BUSA have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by BUSA free and clear of all Liens (other than Permitted Liens). Except as disclosed on Schedule 3.3, there are no outstanding options to purchase any equity interests in any BUSA Subsidiary. BUSA has made available to IP true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents) of each of the BUSA Subsidiaries as in effect on the date hereof.

     (b) Except as identified on Schedule 3.3, BUSA does not own or hold any capital stock or any other security, interest or Investment in any other Person (or any rights to acquire any of the foregoing) other than investments which constitute cash or cash equivalents.

     Section 3.4. Financial Statements and Related Matters.

     (a) Financial Statements. Schedule 3.4 contains: (i) the audited consolidated balance sheets of the BUSA as of December 31, 2001, December 31, 2002 and December 31, 2003 and the audited related consolidated statements of income and cash flows for the respective 12-month periods then ended (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of BUSA as of March 31, 2004 (the "Latest Balance Sheet") and the related unaudited consolidated statement of income for the three-month period then ended (collectively, the "Financial Statements"). Each of the Financial Statements (including in all cases the notes thereto, if any) presents fairly in all material respects the financial condition of BUSA as of the dates of such statements and the results of operation for such periods, is accurate and complete in all material respects, is consistent with the Books and Records in all material respects (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with GAAP applied on a consistent basis in accordance with historical BUSA practices throughout the periods covered thereby.

     (b) Receivables. Except as set forth on Schedule 3.4(b) attached hereto, the accounts receivable of BUSA shown on the Latest Balance Sheet were, as of the date thereof (the "Latest Balance Sheet Date"), valid receivables, arising in bona fide transactions in the ordinary course of business of BUSA, and were current (as determined in accordance with the BUSA Accounting Manual) and, to the Knowledge of BUSA, collectible, subject to no valid counterclaims or setoffs, in accordance with their terms at the aggregate amount recorded on the Latest Balance Sheet, net of the amount of allowances for doubtful accounts set forth on the Latest Balance Sheet.

     (c) Inventory. The inventory of BUSA shown on the Latest Balance Sheet, net of the reserves applicable to such inventory set forth on the Latest Balance Sheet, consisted of a quantity and quality which was usable and salable in the ordinary course of business on the Latest Balance Sheet Date, and the items of such inventory were not defective, slow-moving, obsolete or damaged, except as set forth on Schedule 3.4(c).

     (d) Controls and Procedures. Except as set forth on Schedule 3.4(d), to BUSA's Knowledge, BUSA has in place effective controls and procedures designed to ensure that financial and accounting information with respect to the Business is recorded, processed, summarized and reported on a timely basis. Except as set forth on Schedule 3.4(d), to BUSA's Knowledge, such controls and procedures include, without limitation, controls and procedures designed to ensure that such information is accumulated and communicated to BUSA management, including its Chief Executive Officer and Chief Financial Officer, in a timely manner. Except as set forth on Schedule 3.4(d), to BUSA's Knowledge, BUSA's internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and except as set forth on Schedule 3.4(d), to BUSA's Knowledge include policies and procedures that:

          (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of BUSA's assets in all material respects;

          (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are being made only in accordance with authorizations of BUSA management and directors; and

          (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of BUSA's assets that could have a material adverse effect on its financial statements.

BUSA management has disclosed to IP any change in BUSA's internal control over financial reporting that occurred since BUSA's last audit that has materially affected, or is reasonably likely to materially affect, BUSA's internal control over financing reporting. BUSA has further disclosed to IP, in writing:

          (i) all material deficiencies and weaknesses in the design or operation of internal controls over financial reporting of which it has Knowledge; and

          (ii) any fraud, whether or not material, of which it has Knowledge that involves BUSA management or other employees who have a significant role in BUSA's internal controls over financial reporting occurring or discovered since July 17, 2000.

     Section 3.5. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 3.5 hereto, as of the Latest Balance Sheet Date, BUSA did not have any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to BUSA, whether due or to become due, and regardless of when asserted) that should be reflected on a balance sheet prepared in accordance with GAAP, other than (i) the liabilities set forth on or disclosed in the Latest Balance Sheet, (ii) obligations to perform the executory portions of contracts to which BUSA or any of the BUSA Subsidiaries is a party, (iii) liabilities incurred in connection with the consummation of the transactions contemplated hereby and (iv) liabilities and obligations expressly disclosed (i.e., by making reference on Schedule 3.5 to such other Schedules) in the other Schedules to this Agreement or not required to be disclosed on the Schedules to this Agreement pursuant to the representations or warranties relating to such Schedules. Except as set forth on Schedule 3.5 hereto, since the Latest Balance Sheet Date, BUSA has not incurred any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to BUSA, whether due or to become due, and regardless of when asserted) that should be reflected on a balance sheet prepared in accordance with GAAP, other than (a) current liabilities which have arisen after the Latest Balance Sheet Date in the ordinary course of business and consistent with BUSA's past practice as set forth on or disclosed in the certificate of the Controlling Sellers' Representative setting forth the Estimated Pre-Closing Net Working Capital (none of which is a material liability resulting from breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (b) other liabilities and obligations expressly disclosed (i.e., by making reference on Schedule 3.5 to such other Schedules) in the other Schedules to this Agreement or not required to be disclosed on such Schedules pursuant to the representations or warranties relating to such Schedules, (c) obligations to perform the executory portions of contracts to which BUSA or any of the BUSA Subsidiaries is a party and (d) liabilities incurred in connection with the consummation of the transactions contemplated hereby.

     Section 3.6. Assets. Except as identified on Schedule 3.6:

     (a) The assets of BUSA and the BUSA Subsidiaries shown on the Latest Balance Sheet or acquired by BUSA or the BUSA Subsidiaries since the Latest Balance Sheet Date (each, an "Asset" and collectively, the "Assets") constitute all of the assets and rights which are owned by BUSA with respect to the Business as currently conducted;

     (b) Except as set forth on Schedule 3.6(b), BUSA and the BUSA Subsidiaries have good and marketable title to, or a valid leasehold interest in, or a valid license for, all properties and assets shown on the Latest Balance Sheet or acquired by BUSA since the Latest Balance Sheet Date, in each case free and clear of all Liens, other than Permitted Liens, and other than (i) properties and assets disposed of in the ordinary course of business and consistent with past practice since the Latest Balance Sheet Date (which disposals, other than sales of inventory and those non-operating assets specified on Schedule 1.12(d) attached hereto, do not exceed $100,000 in the aggregate), (ii) the sale or other disposition of those non-operating assets set forth on Schedule 1.12(d) attached hereto and (iii) Liens disclosed on the Latest Balance Sheet (including any notes thereto);

     (c) Except as set forth on Schedule 3.6(c) attached hereto, BUSA's and the BUSA Subsidiaries' material equipment and other material tangible assets are in good operating condition (subject to normal wear and tear); and

     (d) The Assets include all of BUSA's right, title and interest in any studies commissioned by, and any bids and proposals obtained by, BUSA in connection with its proposed recycled linerboard project.

     Section 3.7. Absence of Certain Developments. Except as identified on
Schedule 3.7, since the Latest Balance Sheet Date, there has been no Material Adverse Effect. Without limiting the generality of the preceding sentence, except as expressly contemplated by this Agreement or as identified on Schedule 3.7, since the Latest Balance Sheet Date, neither BUSA nor (to the extent applicable) any of the BUSA Subsidiaries has:

     (a) engaged in any activity outside the ordinary course of business which has resulted in any material (i) acceleration or delay of the collection of its accounts receivable, (ii) delay in the payment in its accounts payable or (iii) increase in its purchases of raw materials, in each case as compared with its custom and practice in the conduct of the Business immediately prior to the Latest Balance Sheet Date;

     (b) discharged or satisfied any Lien other than Permitted Liens or paid any obligation or liability, other than current liabilities paid in the ordinary course of business and consistent with past practice;

     (c) mortgaged or pledged any Asset (or any asset of any BUSA Subsidiary) or subjected any Asset (or any asset of any BUSA Subsidiary) to any Lien other than Permitted Liens;

     (d) sold, assigned, conveyed, transferred, canceled or waived any property, tangible asset, Proprietary Right or other intangible asset or right other than in the ordinary course of business and consistent with past practice;

     (e) disclosed any material confidential information to any Person other than IP and IP's and BUSA's and the Controlling Sellers' respective representatives, agents, attorneys, accountants and present and proposed financing sources;

     (f) waived any material right other than in the ordinary course of business and consistent with past practice;

     (g) made commitments for capital expenditures which, in the aggregate, would exceed $50,000;

     (h) made any loan or advance to, or guarantee for the benefit of, or any Investment in, any other Person (other than advances to employees in the ordinary course of business in a manner consistent with past practice);

     (i) other than (1) the accrual and payment of bonuses for 2003 and the accrual of bonuses for 2004, (2) as required by any applicable collective bargaining agreement set forth on Schedule 3.9 or (3) as contemplated by Sections 1.6(c)(i)(J) and (K), Section 1.20 and Section 8.5, granted any bonus or any increase in wages, salary or other compensation to any employee (other than any increase in wages or salaries not exceeding 2% granted in the ordinary course of business and consistent with past practice granted to any non-officer employee who is not Affiliated with BUSA other than by reason of such Person's employment by BUSA);

     (j) made any charitable contributions, exceeding $5,000 for any single contribution and $10,000 in the aggregate;

     (k) suffered damages, destruction or casualty losses to any Asset or the assets of any BUSA Subsidiary (i) which are not covered by insurance (excluding any deductible) and (ii) which exceed $100,000 individually or $500,000 in the aggregate;

     (l) received notice from any material supplier of BUSA or of any BUSA Subsidiary to the effect that such supplier will stop, or materially decrease the rate of, supplying materials, products or services to BUSA or such BUSA Subsidiary or received notice from any material customer of BUSA or of any BUSA Subsidiary to the effect that such customer will stop, or materially decrease the rate of, buying materials, products or services from BUSA or such BUSA Subsidiary;

     (m) entered into any transaction other than in the ordinary course of business and consistent with past practice, or entered into any other material transaction, whether or not in the ordinary course of business, which could reasonably be expected to materially adversely affect BUSA and the BUSA Subsidiaries taken as a whole; or

     (n) agreed to do any act described in any of clauses 3.7(a) through (m).

     Section 3.8. Tax Matters. Except as identified on Schedule 3.8:

     (a) BUSA and the BUSA Subsidiaries have filed all Tax Returns and other reports which it or they were required to file and each such return or other report was correct and complete in all respects, and BUSA and the BUSA Subsidiaries have paid all Taxes due and owing by it or them (whether or not shown on any Tax Return or other report) and have withheld and paid over all Taxes which it or they are obligated to withhold from amounts paid or owing to any employee, independent contractor, stockholder, partner, creditor or other third party;

     (b) no Tax audits are pending or being conducted with respect to BUSA or any BUSA Subsidiary;

     (c) there are no Liens, other than Permitted Liens, on any of the Assets or the assets of any BUSA Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax;

     (d) no information related to Tax matters has been requested by any Taxing authority and neither BUSA nor any BUSA Subsidiary received notice indicating an intent to open an audit or other review from any Taxing authority;

     (e) there are no unresolved disputes or claims concerning the Tax liability of BUSA or any BUSA Subsidiary;

     (f) no written claim has been made within the applicable statute of limitations by any jurisdiction in which BUSA or any BUSA Subsidiary does not file Tax Returns to the effect that BUSA or such Subsidiary is or may be subject to any Tax imposed by that jurisdiction;

     (g) BUSA is not a party to any agreement that could obligate it to make any payments that would not be deductible pursuant to Section 280G of the Code, except those that may arise in relation to this Agreement;

     (h) BUSA has not made an election pursuant to Code Section 341(f);

     (i) Neither BUSA nor any BUSA Subsidiary has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency;

     (j) Neither BUSA nor any BUSA Subsidiary is a party to any Tax sharing or allocation agreement, and BUSA has no liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; and

     (k) Since January 1, 2000, none of BUSA nor any BUSA Subsidiary has participated in, and to BUSA's Knowledge, none of BUSA's or any BUSA Subsidiary's predecessors or acquired entities has participated in a "listed transaction," or a transaction that is the same as or substantially similar to a "listed transaction," as defined by Treas. Reg. Section 1.6011-4(b)(2), and all required disclosures of such transactions have been made on the applicable Tax Return(s).

     Section 3.9. Contracts and Commitments.

     (a) Contracts. Other than this Agreement, the transactions contemplated hereby or as identified on Schedule 3.9, neither BUSA nor any BUSA Subsidiary is a party to any written or oral:

          (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit, welfare or stock plan or arrangement which is not identified on Schedule 3.15, or any contract with any labor union, or any severance agreement or other agreement or arrangement pursuant to which BUSA or any BUSA Subsidiary is or may become required to make any payment to any director, officer or employee as a result of the consummation of the Transactions;

          (ii) contract for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis which provides for payments in excess of $100,000 per annum and is not terminable by BUSA within 12 months after the date hereof, and the aggregate amount payable with respect to all of such contracts not required to be identified under this clause 3.9(a)(ii) because they provide for payments of less than $100,000 per annum or are terminable by BUSA within 12 months after the date hereof do not exceed $250,000 per annum;

          (iii) contract pursuant to which BUSA or such BUSA Subsidiary has advanced or loaned funds, or agreed to advance or loan funds, to any other Person;

          (iv) contract or indenture relating to any Indebtedness or the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any of the Assets or any assets of an BUSA Subsidiary;

          (v) contract pursuant to which BUSA or such BUSA Subsidiary is the lessee of, or holds or operates, any real or personal property owned by any other Person, and which provides for payments in excess of $100,000 per annum and is not terminable by BUSA within 12 months after the date hereof, and the aggregate amount payable with respect to all of such contracts not required to be identified under this clause 3.9(a)(v) because they provide for payments of less than $100,000 per annum or are terminable by BUSA within 12 months after the date hereof do not exceed $250,000 per annum;

          (vi) contract pursuant to which BUSA or such BUSA Subsidiary is the lessor of, or permits any third party to hold or operate, any real or personal property owned by BUSA or such BUSA Subsidiary or of which BUSA or such BUSA Subsidiary is a lessee, and which provides for payments in excess of $100,000 per annum and is not terminable by BUSA within 12 months after the date hereof, and the aggregate amount payable with respect to all of such contracts not required to be identified under this clause 3.9(a)(vi) because they provide for payments of less than $100,000 per annum or are terminable by BUSA within 12 months after the date hereof do not exceed $250,000 per annum;

          (vii) assignment, license, indemnification or other contract with respect to any material intangible property (including any Proprietary Right) which is not identified on Schedule 3.10;

          (viii) contract prohibiting BUSA or such BUSA Subsidiary from freely engaging in any business anywhere in the world;

          (ix) independent sales representative or distributorship agreement with respect to the Business;

          (x) contract pursuant to which BUSA or any BUSA Subsidiary is required to (x) purchase all of their requirements of any product, service, raw material, energy, fuel or other item from any Person, or (y) pay for any product, service, raw material, energy, fuel or other item regardless of whether or such BUSA Subsidiary avails itself of such product, service, raw material, energy, fuel or other item;

          (xi) each supply or purchase contract for raw materials involving consideration in excess of $100,000 per annum; or

          (xii) any other contract (other than Purchase and Sales Contracts (as defined below)) which is material to BUSA or the BUSA Subsidiaries or involves a consideration in excess of $100,000 per annum and is not terminable by BUSA within 12 months after the date hereof.

     (b) Enforceability. Each item identified on Schedule 3.9 or otherwise referred to in Section 3.9(a) (the "Contracts") is valid, binding and enforceable against BUSA (or as applicable, the relevant BUSA Subsidiary) and, to BUSA's Knowledge, the other parties thereto, in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

     (c) Compliance. Except as otherwise set forth on Schedule 3.9(c), BUSA and the BUSA Subsidiaries performed all material obligations required to be performed by it or them under each Contract, and neither BUSA nor any BUSA Subsidiary is in default under or in breach in any material respect of (nor is it in receipt of any claim of default or breach under) any such obligation. Except as otherwise set forth on Schedule 3.9(c), no event has occurred which with the passage of time or the giving of notice (or both) would result in a default, breach or event of noncompliance in any material respect under any obligation of BUSA or any BUSA Subsidiary pursuant to any Contract. Except as otherwise set forth on Schedule 3.9(c), BUSA and each BUSA Subsidiary has no present expectation or intention of not fully performing any obligation of BUSA or such BUSA Subsidiary pursuant to any Contract, and BUSA has no Knowledge of any breach or anticipated breach by any other party to any Contract.

     (d) Leases. With respect to each Contract which is a lease of personal property, BUSA, or, as applicable, a BUSA Subsidiary holds a valid and existing leasehold interest under such lease for the term set forth with respect to such lease identified on Schedule 3.9.

     (e) Purchase and Sales Contracts. All contracts (including without limitation purchase and sales orders) for the purchase or sale by BUSA or any of the BUSA Subsidiaries of raw materials, inventory or other goods or services (collectively, the "Purchase and Sales Contracts") have been entered into by such Persons in arm's-length transactions in the ordinary course of business consistent with past practice and are not materially in excess of the quantities used in the ordinary course of business.

     (f) Affiliate Transactions. Except as identified on Schedule 3.9(f), no officer, director, stockholder or Affiliate of BUSA or a BUSA Subsidiary (and no individual related by blood or marriage to any such Person, and no entity that is an Affiliate of such Person) is a party to any agreement, contract, commitment or transaction with BUSA or any BUSA Subsidiary or has any material interest in any material property used by BUSA or any BUSA Subsidiary; provided, however, that no representations are being made herein with respect to W&C, its Affiliates or any directors appointed by W&C.

     (g) Copies. Except as otherwise set forth on Schedule 3.9(g), true, correct and complete copies of each written Contract that is set forth on Schedule 3.9 attached hereto as of the date hereof have been made available to IP prior to the date hereof. Each written Contract that is not set forth on Schedule 3.9 as of the date hereof or that has not otherwise been made available to IP prior to the date hereof shall be provided to IP within ten (10) business days after the date hereof.

     Section 3.10. Proprietary Rights.

     (a) Schedule 3.10 contains a complete and accurate list of (i) all patented or registered Proprietary Rights owned by BUSA or any BUSA Subsidiary, (ii) all pending patent applications and applications for registrations of other Proprietary Rights filed by or on behalf of BUSA or any BUSA Subsidiary, (iii) all trade names, trade marks, corporate names and unregistered trade names and service marks owned by BUSA or any BUSA Subsidiary, (iv) domain names and internet websites, and (v) all registered copyrights and computer software (other than "off-the-shelf" software applications ) which are owned or licensed by BUSA or any BUSA Subsidiary. Schedule 3.10 also contains a complete and accurate list of all licenses and other rights granted by BUSA or any BUSA Subsidiary to any third party, and all licenses and other rights granted by any third party to BUSA or any BUSA Subsidiary, with respect to any Proprietary Rights (other than "off-the-shelf" software applications). The Proprietary Rights listed on Schedule 3.10 comprise all material intellectual property rights which are owned or licensed by BUSA and the BUSA Subsidiaries in the operation of the Business.

     (b) Ownership; Claims. Except as identified on Schedule 3.10, BUSA or a BUSA Subsidiary owns and possesses all right, title and interest in and to (or has the right to use pursuant to a valid and enforceable license) all Proprietary Rights necessary for the operation of BUSA's and the BUSA Subsidiaries' businesses as presently conducted, and BUSA or the BUSA Subsidiaries have taken all necessary actions to maintain and protect the registered Proprietary Rights which it owns and uses. Except as identified on Schedule 3.10:

          (i) BUSA and the BUSA Subsidiaries own all right, title, and interest in and to all of the Proprietary Rights that they purport to own as described on such Schedule (in each case free and clear of all Liens, other than Permitted Liens);

          (ii) there have been no written claims made against BUSA or any BUSA Subsidiary since January 1, 2000 asserting the invalidity, misuse or unenforceability of any of such Proprietary Rights, and to the Knowledge of BUSA, there are no grounds for any such claim;

          (iii) neither BUSA nor any BUSA Subsidiary has received any written notice since January 1, 2000 of (nor does it have Knowledge of any facts which indicate a reasonable likelihood of) any infringement or misappropriation by, or conflict with, any Person with respect to the Proprietary Rights (including any written demand or request that BUSA or any BUSA Subsidiary license rights from any Person);

          (iv) to the Knowledge of BUSA, the conduct of the Business has not infringed or misappropriated, and does not infringe or misappropriate, any proprietary right of any other Person, nor, to the Knowledge of BUSA, would IP's conduct of the Business as presently conducted infringe or misappropriate any proprietary right of any other Person;

          (v) to the Knowledge of BUSA, the Proprietary Rights owned by BUSA or the BUSA Subsidiaries have not been infringed or misappropriated by any other Person; and

          (vi) the consummation of the Transactions will have no material adverse effect on any Proprietary Right owned or licensed by BUSA or the BUSA Subsidiaries.

     Section 3.11. Certain Litigation. Except as identified on Schedule 3.11, there is no action, suit, proceeding, order, investigation or claim pending (or, to the Knowledge of BUSA, threatened) against BUSA or any BUSA Subsidiary (or pending or threatened against any officer or director of BUSA or any BUSA Subsidiary in his or her capacity as such), at law or in equity, or before or by any Government Entity, including (i) with respect to the Transactions, or (ii) concerning the design, manufacture, rendering or sale by BUSA or any BUSA Subsidiary of any product or service or otherwise concerning the conduct of the Business, and, to the Knowledge of BUSA, there is no basis for any of the foregoing.

     Section 3.12. Brokerage. Except for the W&C Fee, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the Transactions based on any arrangement or agreement which may be binding upon BUSA or any BUSA Subsidiary or to which BUSA or any BUSA Subsidiary or any of the Assets may be subject.

     Section 3.13. Insurance. Schedule 3.13 contains a list of each insurance policy currently maintained by BUSA and each BUSA Subsidiary with respect to its properties, assets or business, and each such policy is in full force and effect. Neither BUSA nor any BUSA Subsidiary is in default in any material respect of any obligation pursuant to any such insurance policy. True, correct and complete copies of all of such insurance policies, as currently in effect, have been made available to IP.

     Section 3.14. Employees.

     (a) Continued Employment. Except as set forth on Schedule 3.14, to the Knowledge of BUSA, no executive or key employee of BUSA or any BUSA Subsidiary or any group of employees of BUSA or any BUSA Subsidiary has any plans to terminate employment with BUSA or such BUSA Subsidiary.

     (b) Compliance and Restrictions. Except as set forth on Schedule 3.14, BUSA and each BUSA Subsidiary has complied in all material respects with all laws relating to the employment of labor, including provisions of such laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and BUSA and each BUSA Subsidiary has no material labor relations problem (including any union organization activities with respect to employees not currently subject to a collective bargaining agreement, threatened or actual strikes or work stoppages or material grievances). Except as set forth in Schedule 3.14, none of BUSA or any BUSA Subsidiary, nor, to the Knowledge of BUSA, any employees of BUSA or any BUSA Subsidiary are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting, or in conflict with the Business activities as presently conducted.

     (c) Labor Relations. Except for those employees presently members of a collective bargaining unit covered by a collective bargaining agreement set forth on Schedule 3.9 and except as otherwise set forth on Schedule 3.14, no employee of BUSA or any BUSA Subsidiary is presently a member of a collective bargaining unit and, to the Knowledge of the BUSA, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of BUSA or any BUSA Subsidiary that are not currently so organized. Since January 1, 2000 and except as set forth on Schedule 3.14, there has been no work stoppage, strike or other concerted action by employees of BUSA or any BUSA Subsidiary which materially adversely affected the Business or condition of BUSA or any BUSA Subsidiary.

     Section 3.15. ERISA. Except as otherwise identified on Schedule 3.15:

     (a) with respect to all current employees (including those on lay-off, disability or leave of absence), former employees, and retired employees of BUSA or any BUSA Subsidiary (the "Employees"), neither BUSA nor any BUSA Subsidiary maintains or contributes to any (i) employee welfare benefit plans (as defined in Section 3(1) of ERISA) ("Employee Welfare Plans"), or (ii) any plan, policy or arrangement which provides nonqualified deferred compensation, bonus or retirement benefits, severance or "change of control" (whether or not as set forth in Code Section 280G) benefits, or life, disability, accident, vacation, tuition reimbursement or other material fringe benefits ("Other Plans");

     (b) BUSA and the BUSA Subsidiaries do not maintain, contribute to, or participate in any defined benefit plan or defined contribution plan which are employee pension benefit plans (as defined in Section 3(2) of ERISA) ("Employee Pension Plans");

     (c) BUSA and the BUSA Subsidiaries do not contribute to or participate in any multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan");

     (d) BUSA and the BUSA Subsidiaries do not maintain or have any obligation to contribute to or provide any post-retirement health, accident or life insurance benefits to any Employee, other than limited medical benefits required to be provided under Code Section 4980B or Sections 601-608 of ERISA ("COBRA");

     (e) other than instances of noncompliance that have not had or could not reasonably be expected to have a material adverse effect on BUSA and the BUSA Subsidiaries, taken as a whole, all Plans (other than any Multiemployer Plan) (and all related trusts and insurance contracts) have been maintained in substantial compliance in form and in operation with the applicable requirements of ERISA, the Code, and any other applicable statute, order, rule or regulation;

     (f) other than instances of noncompliance that have not had or could not reasonably be expected to have a material adverse effect on BUSA and the BUSA Subsidiaries, taken as a whole, all required reports and descriptions (including all Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) with respect to all Plans (other than any Multiemployer Plan) have been properly filed with the appropriate Government Entity or distributed to participants, and BUSA and the BUSA Subsidiaries have complied with the requirements of Code Section 4980B;

     (g) with respect to each Plan, all required contributions, premiums or payments which are due from BUSA or the BUSA Subsidiaries on or before the Closing Date have been paid to such Plan, and all amounts which have accrued on or prior to the Closing Date but which are payable thereafter have been provided for on the Financial Statement of BUSA as of the Closing Date;

     (h) other than premiums due in the ordinary course, since January 1, 2000 BUSA and the BUSA Subsidiaries have not incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Multiemployer Plan or otherwise with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414(b) and (c) of the Code) that includes BUSA and the BUSA Subsidiaries (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to BUSA or any member of the Controlled Group of incurring such a liability (other than liability for premiums due the PBGC) which could reasonably be expected to have any material adverse effect on IP, BUSA or the BUSA Subsidiaries, taken as a whole, after the Closing;

     (i) to the Knowledge of BUSA, BUSA and the BUSA Subsidiaries have not communicated to present or former employees of BUSA or any BUSA Subsidiary or formally adopted or authorized any additional Plan or any change (except as necessary to comply with changes in applicable law) in or termination of any existing Plan. BUSA and the BUSA Subsidiaries have not made any commitment to create any additional Plan or to terminate or modify or change in any material respect any existing Plan. Each Plan covers only current or former employees of BUSA and their beneficiaries or dependents;

     (j) BUSA has provided IP with a complete and correct list of all Plans which are sponsored or maintained by BUSA or the BUSA Subsidiaries and has made available to IP complete and correct copies of each Plan, or written summaries of any unwritten Plan, any collective bargaining agreement covering employees of BUSA or the BUSA Subsidiaries, any employee handbook applicable to employees of BUSA or the BUSA Subsidiaries, and, with respect to each Plan, the current summary plan description, related trust agreements, insurance contracts and other material service contracts, the latest Internal Revenue Service ("IRS") determination letter, the latest annual financial statements, the last three years annual reports on IRS Form 5500 (including all required schedules and accountant's opinions), the last three years' actuarial reports, and the last three years' PBGC-1s;

     (k) with respect to any "defined benefit plan," within the meaning of
Section 3(35) of ERISA, maintained or contributed to by BUSA or the BUSA Subsidiaries (other than any Multiemployer Plan): (i) no such plan has incurred an "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived; (ii) all contributions required to have been made to any such plan under Section 412 of the Code or Section 302 of ERISA have been made when due; (iii) no notice of intent to terminate any such plan has been filed with the PBGC or distributed to participants and no amendment terminating any such plan has been adopted; (iv) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan, (v) no amendment has been adopted which has or could reasonably be expected to subject the plan to the requirements of Section 401(a)(29) of the Code; (vi) no "reportable event" within the meaning of ERISA Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (vii) no lien has arisen under ERISA or the Code on the assets of BUSA and (viii) neither BUSA nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA (contingent or otherwise) other than for PBGC premiums not yet due. With respect to any Multiemployer Plan contributed to by BUSA or the BUSA Subsidiaries, BUSA or the BUSA Subsidiaries have no Knowledge of any of the items set forth in this Section 3.15(k) as they pertain to any Multiemployer Plan;

     (l) each Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. BUSA has furnished, or will make available upon request, to IP copies of the most recent IRS determination letters with respect to each such Plan; and

     (m) other than claims for benefits arising in the ordinary course of the administration and operation of the Plans, no claims, investigations or arbitrations are pending by or with respect to any current or former employees of BUSA or any BUSA Subsidiary against any Plan or against BUSA, any trust or arrangement created under or as part of any Plan, or any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Plan.

     Section 3.16. Real Estate.

     (a) Owned Properties. Schedule 3.16(a) identifies all real property that BUSA or any BUSA Subsidiary owns (the "Owned Real Property"). Except as otherwise identified on Schedule 3.16(a), with respect to each parcel of Owned Real Property:

          (i) BUSA or the BUSA Subsidiary identified on Schedule 3.16(a) has good and marketable fee simple title to each such parcel of Owned Real Property free and clear of any Lien, except for Permitted Real Estate Liens;

          (ii) there are no pending or, to the Knowledge of BUSA, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property or to the Knowledge of BUSA other material matters affecting adversely the current use, occupancy, or value of the Owned Real Property;

          (iii) no material Owned Real Property serves any adjoining property for any purpose inconsistent with the use of the Owned Real Property, and no material Owned Real Property is located within any flood hazard area (as defined by the Federal Emergency Management Agency);

          (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property;

          (v) there are no outstanding contracts, options or rights of first refusal to purchase any of the Owned Real Property (other than the right of IP pursuant to this Agreement), or any portion thereof or interest therein;

          (vi) no Person (other than BUSA or a BUSA Subsidiary) is in possession of any Owned Real Property;

          (vii) the current use of the Owned Real Property and the operation of the Business thereon does not violate any instrument of record or agreement affecting the Owned Real Property or any applicable Legal Requirements except for such violations which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

          (viii) all material buildings, structures and other improvements located on the Owned Real Property, including all material components thereof, are in good condition (subject to normal wear and tear); and

          (ix) each Owned Real Property has vehicular and pedestrian access to public streets; all material buildings, structures and other improvements located on Owned Real Property are entirely within the property's boundaries and, to the Knowledge of BUSA, no other buildings, structures or improvements encroach on any of the Owned Real Property; and

          (x) all material certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the operation of the Business on the Owned Real Property required to have been issued to enable the Owned Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used in connection with the operation of the Business have been lawfully issued and are, as of the date, hereof, in full force and effect.

     (b) Leased Property. Schedule 3.16(b) identifies all real property leased or subleased to BUSA and the BUSA Subsidiaries (the "Leased Real Property") and not owned by BUSA or the BUSA Subsidiaries. Prior to the date hereof, BUSA has made available to IP true, correct and complete copies of the leases and subleases listed on Schedule 3.16(b) as currently in effect (collectively, the "Leases"). With respect to the Leased Real Property and each of the Leases, and unless otherwise noted on Schedule 3.16(b):

          (i) such Lease is legal, valid, binding, enforceable against BUSA, and in full force and effect;

          (ii) such Lease is fully assignable to IP without the need for any consents or authorizations and will continue to be legal, valid, binding, enforceable against BUSA, and in full force and effect on identical terms following the consummation of the Transactions;

          (iii) none of BUSA or the respective BUSA Subsidiary or, to the Knowledge of BUSA, the other party to such Lease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by BUSA or any BUSA Subsidiary or permit termination, modification, or acceleration of such Lease;

          (iv) no party to such Lease has repudiated in writing any provision thereof;

          (v) there are no disputes of which BUSA or any BUSA Subsidiary has received written notice, and, to the Knowledge of BUSA, there are no oral agreements or forbearance programs in effect as to such Lease;

          (vi) in the case of each Lease which is a sublease, the representations and warranties set forth in clauses 3.16(b) (i) through (v) are true and correct with respect to the underlying lease;

          (vii) neither BUSA nor any BUSA Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold created pursuant to such Lease; and

          (viii) none of the Leases has been modified in any respect, except to the extent that such modifications are in writing and have been made available to IP prior to the date hereof;

          (ix) all buildings, improvements and other structures located upon the Leased Real Property have received all material approvals of Governmental Entities, including licenses and permits, required in connection with the operation of the Business thereon and have been operated and maintained in all material respects in accordance with applicable Legal Requirements and the terms and conditions of the Leases; and

          (x) all material buildings, structures and other improvements located upon the Leased Real Property, including all material components thereof, are in good operating condition (subject to normal wear and tear).

     Section 3.17. Compliance with Law.

     (a) Generally. Except as identified on Schedule 3.17(a), BUSA and the BUSA Subsidiaries are in compliance with applicable Legal Requirements in all material respects, and neither BUSA nor any BUSA Subsidiary has received notice alleging any violation of Legal Requirements since January 1, 2000 that has not been resolved as of the date hereof.

     (b) Required Permits. Other than the matters set forth on Schedule 3.3, BUSA and the BUSA Subsidiaries are in compliance in all material respects with all permits, licenses and other authorizations required for the occupation of its and their facilities, the consummation of the Transactions and the operation of the Business. Except as otherwise set forth on Schedule 3.17(b), the items identified on Schedule 3.17(b) constitute all of the material permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity which are required for the consummation of any of the Transactions or the conduct of the Business (as it is presently conducted) thereafter. Notwithstanding the foregoing, the disclosure of any item on Schedule 3.17(b) shall not cure any breach of the first sentence of this Section 3.17(b).

     (c) Environmental and Safety Matters. Without limiting the generality of Sections 3.17(a) and (b), and except as set forth on Schedule 3.17(c):

          (i) BUSA and the BUSA Subsidiaries are in compliance in all material respects with all Environmental and Safety Requirements.

          (ii) Without limiting the generality of the foregoing, BUSA and the BUSA Subsidiaries are in substantial compliance with all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements ("Environmental Permits") for the occupation of its facilities and the operation of the Business. All pending permit applications, permits, licenses and other authorizations are identified on Schedule 3.17(c).

          (iii) Neither BUSA nor any BUSA Subsidiary has received from any Governmental Entity or third party any written notice, report or other document which alleges that BUSA or any BUSA Subsidiary is responsible for any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or investigatory, remedial or corrective obligations, relating to it or its facilities and arising under Environmental and Safety Requirements, which has not been resolved as of the date hereof.

          (iv) Except as identified on Schedule 3.17(c) and except such as would not constitute a violation of applicable Environmental and Safety Requirements, none of the following exists at any property or facility currently owned or operated by BUSA or any BUSA Subsidiary, nor has BUSA or any BUSA Subsidiary retained any Known liability with respect to any of the following at any property or facility formerly owned or operated by BUSA or any BUSA Subsidiary:

                    a. underground storage tanks or surface impoundments;

                    b. asbestos-containing material in any form or condition; or

                    c. materials or equipment containing polychlorinated biphenyls.

          (v) Neither BUSA nor any BUSA Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Substance, or owned or operated any facility or property, so as to give rise to liabilities for response costs, natural resource damages or attorneys' fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or similar state or local laws.

          (vi) BUSA shall comply with any requirements applicable to BUSA or any BUSA Subsidiary pursuant to any so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

          (vii) Neither BUSA nor any BUSA Subsidiary has, either expressly or by operation of law, assumed or undertaken any Known liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental and Safety Requirements.

          (viii) No Environmental Lien has attached to any property currently owned by BUSA or any BUSA Subsidiary, and, to BUSA's Knowledge, no Environmental Lien has attached to any property previously owned by BUSA or any BUSA Subsidiary during the period of time that the property was owned by BUSA or any BUSA Subsidiary, which Environmental Lien remains in full force and effect.

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     (d) There are no claims, suits, or actions pending or to BUSA's Knowledge threatened, by any government agency, authority or jurisdiction, or its agents, assignees, or contractors, for escheat of any unclaimed or abandoned property or liability, which is subject to escheat relating to BUSA or the BUSA Subsidiaries, including but not limited to the following: outstanding health and dental checks; outstanding pension checks; undelivered shares of stock and dividends; undelivered bonds/long-term debt principal and interest; accounts receivable credits; customer overpayments; customer duplicate payments; unidentified remittances; unrefunded overcharges; uninvoiced receipts; refunds due; voiding of outstanding liabilities; reversals of credit balances or outstanding liabilities to profit and loss; or reversals of credit balances or outstanding liabilities against original charges, and, to BUSA's Knowledge there is no basis for any such claims, suits or actions.

     Section 3.18. Product Liability. Except to the extent reserved for in BUSA's financial statements or as identified on Schedule 3.18, there are no claims pending or, to BUSA's Knowledge, threatened against BUSA that allege that products manufactured, serviced, distributed, sold or delivered by BUSA and the BUSA Subsidiaries have been manufactured, serviced, distributed, sold and/or delivered in violation of applicable contractual commitments or express or implied warranties. Except to the extent reserved for in BUSA's Financial Statements or as identified on Schedule 3.18, no material liability of BUSA and the BUSA Subsidiaries exists for replacement or other damages in connection with any such product. Since July 17, 2000, none of BUSA, the BUSA Subsidiaries or their predecessor companies has manufactured, distributed or sold any products containing asbestos; and, to the Knowledge of BUSA, none of BUSA, the BUSA Subsidiaries or their predecessor companies has ever manufactured, distributed or sold any products containing asbestos.

     Section 3.19. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of BUSA, except as disclosed on Schedule 3.19.

     Section 3.20. Bank Accounts. Schedule 3.20 identifies the names and locations of all banks, depositories and other financial institutions in which BUSA or any of the BUSA Subsidiaries, has an account and the names of all persons authorized to draw on such accounts.

                                   ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF THE CONTROLLING SELLERS

     As a material inducement to IP to enter into this Agreement and complete the Transactions, each Controlling Seller hereby, severally and not jointly, represents and warrants to IP that:

     Section 4.1. Ownership of Stock. Except as set forth on Schedule 4.1 hereto, such Controlling Seller is the sole record owner of the number of BUSA Shares set forth opposite such Controlling Seller's name on Schedule 4.1 hereto, which ownership is free and clear of all Liens. Such BUSA Shares represent all of the issued and outstanding capital stock of BUSA owned by such Controlling Seller. Upon consummation of the Transactions, IP will obtain title to and ownership of such BUSA Shares, free and clear of all Liens other than Liens permitted by IP, if any.

     Section 4.2. Restrictions on Stock.

     (a) Agreements Relating to Stock. Except as set forth on Schedule 4.2 hereto, such Controlling Seller is not a party to any agreement creating rights with respect to such Seller's BUSA Shares in any Person and such Controlling Seller has the full power and legal right to sell, assign, transfer and deliver such Controlling Seller's BUSA Shares to IP.

     (b) No Warrants, Options, Etc. Except as set forth on Schedule 4.2 hereto, and except for this Agreement and the Transactions contemplated hereby, there are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the BUSA Shares owned by such Controlling Seller.

     Section 4.3. Authority.

     (a) Corporate Action; Capacity. If such Controlling Seller is not a natural person, the execution and delivery to IP of this Agreement and each other Transaction Document to which such Person is a party and the performance of such Controlling Seller's obligations hereunder and thereunder have been duly authorized by such Controlling Seller and its governing body. If such Controlling Seller is a natural person, such Controlling Seller has the capacity and authority to execute and deliver to IP this Agreement and each other Transaction Document to which such Person is a party and to perform such Controlling Seller's obligations hereunder and thereunder.

     (b) Execution and Delivery. This Agreement and each other Transaction Document to which such Controlling Seller is a party has been duly and validly executed and delivered to IP by such Controlling Seller and constitutes a valid and binding obligation of such Controlling Seller, enforceable against such Controlling Seller in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding of law or in equity).

     (c) No Violation. Except for violations which will be cured prior to the Closing or Liens which will be released concurrent with the Closing and except as set forth on Schedule 4.3 hereto, the execution, delivery and performance of this Agreement and each other Transaction Document to which such Controlling Seller is a party by such Person does not and will not: (i) constitute a breach, or a violation of, or a default under, any organizing or governing document, if any, of such Controlling Seller, or of any material law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other agreement or instrument to which such Controlling Seller is a party or by which such Controlling Seller or any of such Controlling Seller's BUSA Shares are bound;
(ii) constitute a violation of any order, judgment or decree to which such Controlling Seller or any of such Controlling Seller's BUSA Shares are bound; or
(iii) result in the creation of any Lien upon such Controlling Seller's BUSA Shares.

     Section 4.4. Affiliate Transactions.

     Except as identified on Schedule 4.4, such Controlling Seller is not, and no director of BUSA appointed by such Controlling Seller is, and no individual related by blood or marriage to any of the foregoing Persons or any entity that is an Affiliate of any of the foregoing Persons is, a party to any agreement, contract, commitment or transaction with BUSA or any BUSA Subsidiary or has any material interest in any material property used by BUSA or any BUSA Subsidiary; provided, however, that no representations are being made herein with respect to Affiliates of W&C.

     Section 4.5. Brokerage.

     Except for the W&C Fee, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the Transactions based on any arrangement or agreement which may be binding upon such Controlling Seller with respect to such Controlling Seller's BUSA Shares.

                                   ARTICLE V.

                            COVENANTS OF THE PARTIES

     Section 5.1. Covenants of BUSA.

     (a) Between the date hereof and the Closing Date, unless IP agrees otherwise in writing, or as otherwise expressly contemplated or permitted hereby, BUSA will not, and BUSA will cause the BUSA Subsidiaries not to, take any action with respect to the Business other than in the ordinary course, on an arm's-length basis and in accordance with all applicable Legal Requirements in all material respects and past custom and practice. Without limiting the generality of the preceding sentence and except as otherwise expressly contemplated or permitted hereby or except as set forth on Schedule 5.1 attached hereto, BUSA covenants that between the date hereof and the Closing Date, BUSA and the BUSA Subsidiaries will not, directly or indirectly:

          (i) except for those Assets described on Schedule 5.1 attached hereto and except for the pledge or encumbrance of Assets pursuant to the Credit Agreement, sell, pledge, dispose of or encumber any BUSA Shares or one or more operating Assets, other than sales of inventory in the ordinary course of business and consistent with past practice (it being acknowledged and agreed that BUSA and the BUSA Subsidiaries shall be entitled to sell any of the non-operating assets set forth on Schedule 1.12(d) hereto);

          (ii) engage in any activity which would materially accelerate the collection of its accounts or notes receivable, delay the payment of its accounts payable, or reduce or otherwise restrict the amount of inventory (including raw material, packaging, work-in-process, or finished goods) on hand, in each case, other than in the ordinary course of the conduct of business and consistent with past practice;

          (iii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

          (iv) except pursuant to the Credit Agreement, incur any Indebtedness or issue any debt securities;

          (v) except for (a) salary increases not to exceed 2% in the ordinary course of business consistent with past practices, (b) the payment of accrued bonuses in the ordinary course of business consistent with past practices, (c) payments made pursuant to existing commitments, and (d) the payment of the BUSA Expenses and the amounts set forth in Sections 1.20 and 8.5 hereof, grant any bonuses, salary increases, severance or termination pay;

          (vi) change the number of BUSA Shares or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of BUSA or any BUSA Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than as contemplated pursuant to Sections 1.6(b) and 1.8 hereof);

          (vii) make any material changes in its Tax elections or accounting methods or practices, other than changes required by GAAP, and neither BUSA nor any BUSA Subsidiary will participate in any "listed transaction," or a transaction that is the same as or substantially similar to a "listed transaction," as defined by Treas. Reg. Section 1.6011-4(b)(2).;

          (viii) take any action designed to render any representation or warranty made by the BUSA in this Agreement untrue at (or at any time prior to) the Closing;

          (ix) adopt or amend any employee benefit or welfare plan;

          (x) change any provision of BUSA's or any BUSA Subsidiary's articles of incorporation or bylaws or any similar governing documents; or

          (xi) enter into or modify, or propose to enter into or modify, any agreement, arrangement or understanding with respect to any of the matters referred to in clauses (i) through (x) above.

     (b) Between the date hereof and the Closing Date, BUSA shall use commercially reasonable efforts to cause the insurance policies identified on
Schedule 3.13 not to be canceled or terminated, and not to permit any of the coverage pursuant to any such policy to lapse, unless at the time of such termination, cancellation or lapse there is in full force and effect a replacement policy which provides coverage in an amount which is not less than the amount of the coverage pursuant to the canceled, terminated or lapsed policy;

     (c) Between the date hereof and the Closing Date, BUSA will, and will cause each of the BUSA Subsidiaries to:

          (i) use its commercially reasonable efforts to (A) preserve intact the organization and goodwill of the Business, (B) keep available the services of its officers and employees as a group, and (C) maintain satisfactory relationships with its material financing sources, suppliers and customers and other Persons having material business relationships with it;

          (ii) upon reasonable request and subject to applicable law, confer with representatives of IP regarding the Business;

          (iii) upon reasonable request, and subject to applicable law and BUSA's reasonable discretion as to the appropriate timing, arrange meetings with such customers of, and suppliers to, BUSA and the BUSA Subsidiaries as IP shall reasonably designate in order that IP may confer with such customers and suppliers regarding the Business and the nature of the transactions contemplated by this Agreement;

          (iv) maintain the facilities and Assets of BUSA and the BUSA Subsidiaries in the ordinary course of business consistent with past practice; and

          (v) notify IP of (A) any material adverse change in the normal course of the Business or in the condition of the Assets or the operation of the Business and (B) any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated) if such change, complaint, investigation or hearing could reasonably be expected to be material, individually or in the aggregate, to the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business.

     (d) Between the date hereof and the Closing Date, BUSA promptly will notify IP if it discovers that any representation or warranty by the Controlling Sellers or BUSA set forth in this Agreement was untrue in any material respect when made or subsequently has become untrue in any material respect.

     Section 5.2. Access. Subject to the Confidentiality Agreement, BUSA shall permit IP and its representatives access to each of BUSA's and the BUSA Subsidiaries' respective properties, and shall make available to IP and its representatives all books, papers and records relating to BUSA's and the BUSA Subsidiaries' respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which IP and its representatives may have a reasonable interest. IP's access rights hereunder shall include the right to take samples of soil and water conditions on, at or under BUSA's and the BUSA Subsidiaries' respective properties, provided that IP provides prior notice to BUSA, including a reasonable sampling plan, and proof of adequate insurance by all persons entering upon the properties, which amount of insurance shall be reasonably calculated to cover loss and damage to property and injury to and death of all persons arising from the performance of the sampling activities; and further provided that IP shall restore the property to its original condition prior to such sampling. Notwithstanding the foregoing, BUSA shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any agreement, law, rule, regulation, order or judgment. BUSA will use its commercially reasonably efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     Section 5.3. Exclusivity. BUSA will not and will cause the BUSA Subsidiaries and their respective Affiliates, representatives and agents not to
(i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or except as expressly contemplated hereby any substantial portion of the assets, of BUSA or the BUSA Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. BUSA agrees to notify IP immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     Section 5.4. IP Covenants. From the date of this Agreement until the Closing, IP promptly will notify BUSA and the Controlling Sellers' Representative if any representation or warranty of IP set forth in this Agreement was untrue in any material respect when made or subsequently has become untrue in any material respect.

     Section 5.5. HSR Act Covenants.

     (a) Provided IP pays for any filing fee, BUSA will (i) promptly take all actions necessary to make the filings required of BUSA under the HSR Act, (ii) comply at the earliest practicable date with any request for information received by BUSA from the Federal Trade Commission or the Department of Justice pursuant to the HSR Act or as requested by any state or foreign competition or antitrust authority, and (iii) cooperate with IP in connection with IP's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by either the Federal Trade Commission or the Department of Justice or any state or foreign competition or antitrust authority.

     (b) IP will (i) take promptly all actions necessary to make the filings required of IP under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by IP from the Federal Trade Commission or the Department of Justice pursuant to the HSR Act or as requested by any state or foreign competition or antitrust authority, and (iii) cooperate with the Controlling Sellers and BUSA in connection with their respective filing under the HSR Act and as required by any state or foreign competition or antitrust authority and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by either the Federal Trade Commission or the Department of Justice or any such any state or foreign competition or antitrust authority.

     Notwithstanding anything to the contrary in this Agreement, (x) neither IP nor any of its subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or (ii) take or agree to take any other action or agree to any limitation that could be reasonably expected to adversely affect IP or its subsidiaries, (y) neither BUSA nor the BUSA Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or (ii) to take or agree to take any other action or agree to any limitation that could be reasonably expected to adversely affect BUSA or the BUSA Subsidiaries, and (z) IP shall not be required to waive any of the conditions to the consummation of the Transactions set forth in Section 7.1 hereof, in each case in connection with the satisfaction of any requirements of, or in order to receive any approval of, the Federal Trade Commission, the Department of Justice or any state or foreign competition or antitrust authority.

     Section 5.6. BUSA Senior Notes. Subject to IP providing the funding as contemplated in Section 1.15 hereof, BUSA shall prior to Closing take all actions reasonably requested by IP in connection with the Change of Control Offer and notice of redemption with respect to the BUSA Senior Notes.

     Section 5.7. Additional Covenants. Each Party will use commercially reasonable efforts to:

     (a) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause any other Party's conditions set forth in Sections 7.1 and 7.2 to be fully satisfied, and

     (b) consummate, close and make effective as promptly as practicable the Transactions, including commercially reasonable efforts to obtain the consents referenced in Article VII.

     Section 5.8. Controlling Sellers' Representative.

     (a) Each of the Controlling Sellers hereby appoints and elects the Controlling Sellers' Representative (as defined in Section 9.1 hereof) to act without compensation as the attorney-in-fact, agent and representative of the Controlling Sellers, subject to the limitations set forth in this Section 5.8(a), for purposes of making any election or taking any action whatsoever on their behalf or in their name with respect to this Agreement or any of the Transaction Documents, including to (i) deliver to IP at the Closing the certificates for the BUSA Shares; (ii) execute and deliver to IP at the Closing all certificates and documents to be delivered to IP by the Controlling Sellers pursuant to this Agreement and the Transaction Documents, (iii) incur expenses on behalf of the Controlling Sellers in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby as the Controlling Sellers' Representative may deem appropriate; and (iv) take such action on behalf of the Controlling Sellers as the

Controlling Sellers' Representative may deem appropriate in respect of: (1) waiving any inaccuracies in the representations or warranties of IP contained in this Agreement or the Transaction Documents; (2) amending or waiving any provision of this Agreement or the Transaction Documents (provided, however, that no such amendment or waiver shall (A) modify this Section 5.8 or the Consent and Waiver dated on or about the date hereof among BUSA, the Controlling Sellers and the other parties thereto, or (B) reduce the amount of the Purchase Consideration or change the allocation of the Purchase Consideration among the holders of BUSA Shares, other than as a result of the Net Working Capital adjustment contemplated by Section 1.13 hereof, the Controlling Seller's Indemnity (as defined below) or any offsets against the Note provided for in this Agreement); (3) delivering the Schedules to this Agreement; (4) taking such other action as the Controlling Sellers are authorized to take under this Agreement or the Transaction Documents; (5) receiving all documents or certificates and making all determinations, on behalf of the Controlling Sellers, required under this Agreement or the Transaction Documents; (6) resolving any dispute with IP over any aspect of this Agreement or the Transaction Documents, including the Net Working Capital adjustment contemplated in Article I hereof and claims by the IP Indemnitees for indemnification hereunder; (7) all such other matters as the Controlling Sellers' Representative may deem necessary or appropriate to consummate the transactions contemplated by this Agreement or the Transaction Documents; (8) taking all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement or the Transaction Documents; and (9) entering into any agreement to effectuate any of the foregoing which shall have the effect of binding such Controlling Seller as if such Controlling Seller had personally entered into such agreement.

     (b) A decision, act, consent, or instruction of the Controlling Sellers' Representative made in accordance with this Section 5.8 shall constitute a decision of all the Controlling Sellers and shall be final, binding, and conclusive upon each such Controlling Seller, and IP may rely upon any such decision, act, consent, or instruction of the Controlling Sellers' Representative as being the decision, act, consent, or instruction of each Controlling Seller without inquiry, investigation or other obligation of IP.

     (c) The Controlling Sellers' Representative shall not be liable to any Controlling Seller for the performance of any act or the failure to act under or in connection with this Agreement or any of the Transaction Documents, so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose that he reasonably believed to be in the best interests of the Controlling Sellers taken as a whole. In performing his obligations hereunder in accordance with the authority set forth above, the Controlling Sellers' Representative shall take such actions in a manner that he reasonably believes in good faith treats the Controlling Sellers equitably.

     (d) Each Controlling Seller agrees, severally and not jointly, to indemnify the Controlling Sellers' Representative and hold him harmless on a Proportionate Basis against any loss, damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine or other expense incurred in good faith on the part of the Controlling Sellers' Representative and arising out of or in connection with the performance of the Controlling Sellers' Representative's duties hereunder or under the Transaction Documents, including the reasonable fees and expenses of any legal counsel, accountants, consultants, or other experts retained by the Controlling Sellers' Representative and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any of the IP Indemnitees or a third party (including any Governmental Entity) relating thereto (the "Controlling Seller's Indemnity").

     Section 5.9. Supplemental Schedules. Prior to Closing, BUSA shall be entitled to supplement or amend the Schedules delivered in connection herewith with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to correct any information in any such Schedule which has been rendered inaccurate thereby, and whether or not such matter is material (a "Supplemental Schedule"). No Supplemental Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.1(a) hereof. To the extent such Supplemental Schedules are received by IP within ten (10) business days after the date hereof, in the event that any such Supplemental Schedule would result in an indemnifiable Loss or Recoverable Amount if not disclosed prior to the date hereof, and if the aggregate amount of indemnifiable Losses and Recoverable Amounts relating to all such Supplemental Schedules is less than $250,000, then, notwithstanding anything in this Agreement to the contrary, such amounts shall not be indemnified under Article VI hereof and shall not be counted toward the Threshold Amount. To the extent such Supplemental Schedules are received by IP within ten (10) business days after the date hereof, in the event that any such Supplemental Schedule would result in an indemnifiable Loss or Recoverable Amount if not disclosed prior to the date hereof, and if the aggregate amount of indemnifiable Losses and Recoverable Amounts relating to all such Supplemental Schedules is equal to or more than $250,000, then such amounts shall be counted toward the Threshold Amount from the first dollar, and, if such Losses and Recoverable Amounts exceed the Threshold Amount, then such Losses and Recoverable Amounts shall be indemnified under Article VI hereof, subject to the provisions thereof. To the extent that Supplemental Schedules are received by IP after the date that is ten (10) business days after the date hereof, and any such Supplemental Schedule would result in an indemnifiable Loss or Recoverable Amount if not disclosed prior to the date hereof, then all Losses and Recoverable Amounts relating to such Supplemental Schedules received by IP after the end of such ten (10) business day period shall be counted toward the Threshold Amount, and, if such Losses and Recoverable Amounts exceed the Threshold Amount, then such Losses and Recoverable Amounts shall be indemnified under Article VI hereof, subject to the provisions thereof.

     Section 5.10. State Qualifications. Prior to the Closing, BUSA shall take commercially reasonable efforts to cause the BUSA Subsidiaries to become qualified and in good standing in each of the jurisdictions listed opposite its name on Schedule 3.3.

                                  ARTICLE VI.

                          SURVIVAL AND INDEMNIFICATION

     Section 6.1. Survival of Representations and Warranties.

     (a) Survival Term. The representations and warranties set forth in (x)
Section 3.6(c) hereof or in any closing certificate relating to such section delivered in connection with the transactions contemplated hereby shall survive the Closing for a period of thirty (30) days, and (y) Sections 3.16(a)(viii) and 3.16(b)(x) hereof or in any closing certificate relating to such sections delivered in connection with the transactions contemplated hereby shall survive the


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Closing for a period of sixty (60) days. Except as set forth in the immediately preceding sentence, the representations and warranties contained herein or made in writing by any Party in connection herewith shall survive for a period of two
(2) years following the Closing Date; provided, however, that the representations and warranties set forth in the first sentence of Section 2.2,
Section 3.1(b) and the first sentence of Section 3.2 shall survive the Closing indefinitely (the "Survival Term").

     (b) Special Rule for Fraud. Notwithstanding anything in this Section 6.1 to the contrary, in the event of a breach of a representation or warranty arising out of fraud committed by either IP or a Controlling Seller, the representation or warranty of IP or such Controlling Seller, as applicable, that has been breached will survive the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby (regardless of any investigation made by any Party or on its behalf) and will continue in full force and effect for perpetuity.

     (c) No Waiver. Except as otherwise provided herein, neither a Party's participation in the consummation of any transaction pursuant to any Transaction Document nor any waiver of any condition to such participation (including any condition that a representation or warranty of any other Party be true and correct) will constitute a waiver by such participating Party of any representation or warranty of any Party or otherwise affect the survival of any such representation or warranty.

     Section 6.2. Indemnification Obligations of the Controlling Sellers. Subject to the limitations set forth in this Article VI, each Controlling Seller, severally and not jointly, will indemnify IP and its Affiliates, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "IP Indemnitees") and hold each IP Indemnitee harmless on a Proportionate Basis against any Loss with respect to BUSA or any BUSA Subsidiary which any IP Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, the following, without duplication:

          (i) subject to the survival provisions of Section 6.1, any misrepresentation or breach of any representation or warranty (other than breaches of representations and warranties arising out of fraud committed by such Controlling Seller) (a) by BUSA set forth in this Agreement or any Schedule or closing certificate furnished to IP pursuant to any Transaction Document or (b) by such Controlling Seller set forth in Article IV hereof; provided, that the Controlling Sellers will not have any liability under this Section 6.2(i) unless and until the aggregate of all Losses under this Section 6.2(i) (together with any (x) Recoverable Amounts pursuant to Section 6.8 hereof, and
               (y) any Losses indemnifiable pursuant to Section 6.9 hereof) exceeds $1,000,000 (the "Threshold Amount"), in which event the IP Indemnities shall be entitled, subject to the other limitations set forth in this Article VI, to recover only the aggregate amount of Losses and Recoverable Amounts in excess of the Threshold Amount; or

          (ii) breach of any representation or warranty (a) by BUSA set forth in this Agreement or any Schedule or closing certificate furnished to IP pursuant to any Transaction Document, or (b) by such Controlling Seller set forth in Article IV hereof, in each case arising out of fraud committed by Timothy Trahey or by such Controlling Seller (either in such Person's capacity as a Controlling Seller or in such Person's capacity as an officer or director of BUSA); or

          (iii) any nonfulfillment or breach of any covenant or agreement of BUSA or any Controlling Seller set forth in any Transaction Document; or

          (iv) any liability in connection with the consummation of the transactions contemplated hereby to any prospective buyer with whom BUSA or any of its agents have had discussions regarding the disposition of BUSA.

     Section 6.3. Indemnification Obligations of IP. IP will indemnify the Controlling Sellers and their Affiliates (other than BUSA and the BUSA Subsidiaries), officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Seller Indemnitees") and hold each of them harmless against any Loss which a Seller Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

     (a) subject to the survival provisions of Section 6.1, any misrepresentation or breach of any representation or warranty (other than breaches of representations and warranties arising out of fraud) by IP set forth in this Agreement or any Schedule or closing certificate delivered to the Controlling Sellers by IP pursuant to any Transaction Document;

     (b) breach of any representation or warranty arising out of fraud by IP set forth in this Agreement or any Schedule or closing certificate delivered to the Controlling Sellers by IP pursuant to any Transaction Document; or

     (c) any nonfulfillment or breach of any covenant or agreement of IP set forth in any Transaction Document.

     Section 6.4. Indemnification Procedures.

     (a) Notice of Claim. Any Person making a claim for indemnification pursuant to this Article VI (an "Indemnified Party") must give the Party or Parties from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Entity or other third party, or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to this Article VI, except to the extent that such failure actually harms the Indemnifying Party. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known or reasonably ascertainable at such time). In the event that an Indemnification Claim Notice is delivered to the Controlling

Sellers' Representative within the Survival Period with respect to a claim for indemnification pursuant to this Article VI, (i) if such Indemnification Claim Notice indicates the reasonably ascertainable amount of such Loss, then an amount equal to the amount of such Loss (including the entire unpaid principal amount of the Note and any interest accrued but unpaid thereon at such time in the event that the amount of such Loss exceeds the unpaid principal amount of the Note and any interest accrued but unpaid thereon at such time) shall not be paid on the Note in accordance with the terms thereof until the final resolution of such claim under this Article VI, and (ii) if such Indemnification Claim Notice relates to an Unquantifiable Claim, then the amount to be withheld from the Note pending resolution of such claim shall be determined in accordance with
Section 1.10 hereof.

     (b) Control of Defense; Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which a Government Entity or other third party in question seeks the recovery of a sum of money for which indemnification is provided in Section 6.2 or 6.3, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

     (c) Control of Defense; Related Matters. Notwithstanding Section 6.4(b):

          (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided, that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party assumes control of such defense;

          (ii) the Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party (which counsel shall be reasonably acceptable to the Indemnified Party), if

               (A) after giving effect to the limitations on the indemnification set forth in Article VI hereof, the Indemnified Party is reasonably expected to bear a majority of the Losses relating to such claim after giving effect to any indemnification from the Indemnifying Party hereunder;

               (B) the Indemnifying Party elects within 15 days in writing not to assume the defense of the claim pursuant to Section 6.4(b) hereof,

               (C) a conflict of interest exists or could reasonably be expected to arise which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

               (D) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim;

               provided, in each case that the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     (d) Cooperation. In the event that the Indemnifying Party assumes the defense of such claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which party defends such claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

     (e) Settlements. Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into any settlement of any such claim for which the Indemnified Party has assumed the defense pursuant to Section 6.4(b) hereof if pursuant to or as a result of such settlement, such settlement would result in any liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle such claim, which offer the Indemnifying Party is permitted to settle under this
Section 6.4(e), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim shall not exceed such amount of such settlement offer payable by the Indemnifying Party hereunder, plus other Losses paid or incurred by the Indemnified Party up to the point such notice had been delivered. If the Indemnified Party has assumed control of the defense of a claim pursuant to this Section 6.4 for which indemnification is provided in
Section 6.2 or 6.3, the Indemnified Party shall provide the Indemnifying Party with written notice of any firm offer to settle such claim. If a firm offer is made to settle such claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim shall not exceed the such amount of such settlement offer payable by the Indemnifying Party hereunder, plus other Losses paid or incurred by the Indemnified Party up to the point such notice had been delivered.

     Section 6.5. Treatment of Indemnification Payments. Amounts paid to or on behalf of IP or the Controlling Sellers as indemnification hereunder shall be treated as adjustments to the consideration paid by IP pursuant to the Transactions.

     Section 6.6. [Reserved]

     Section 6.7. Arbitration Procedure.

     (a) The Parties agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Article VI (the "Disputes"); provided, however, that nothing in this Section 6.7 shall prohibit a Party from (i) instituting litigation to enforce any Final Determination (as defined below) or
(ii) from joining another Party in a litigation initiated by a Person which is not a Party. The Parties hereby agree and acknowledge that, except as otherwise provided in this Section 6.7 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

     (b) In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to the other Party specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within 30 days after the delivery of such notice, either Party (the "Disputing Party") may commence arbitration hereunder by delivering to the other Party a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify (i) the matters as to which arbitration is sought, (ii) the nature of any Dispute, (iii) the claims of the Disputing Party, (iv) the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim and (v) any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

     (c) IP and the Controlling Sellers' Representative each shall select one non-neutral arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as the "IP's Arbitrator" and the "Controlling Sellers' Arbitrator," respectively). In the event that either IP or the Controlling Sellers' Representative fails to select an arbitrator as set forth herein within 20 days from the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other. The Controlling Sellers' Arbitrator and IP's Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 6.7. If the Controlling Sellers' Arbitrator and IP's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, the Controlling Sellers' Arbitrator and IP's Arbitrator shall each prepare a list of three independent arbitrators. The Controlling Sellers' Arbitrator and IP's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven (7) days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by the Controlling Sellers' Arbitrator and IP's Arbitrator.

     (d) The arbitrator(s) selected pursuant to Section 6.7(c) above will allocate the costs and expenses of arbitration (and legal fees and expenses associated therewith) to each Party in proportion to the contested amount not awarded to each Party relative to the total contested amount.

     (e) The arbitration shall be conducted in Chicago, Illinois under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the

"Final Determination") is made or rendered as soon as practicable. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors. If the Final Determination provides that any of the IP Indemnitees is entitled to recovery, then it shall have the right as of the date of the Final Determination to offset such recovery against amounts payable under the Note in accordance with the terms and conditions thereof.

     (f) IP and the Controlling Sellers may enforce any Final Determination in any state or federal court located in the State of Illinois. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

     Section 6.8. Certain Tax Matters.

     (a)  Tax Indemnification.

          (i) Subject to the limitations set forth in this Article VI, the Controlling Sellers will, severally and not jointly, indemnify IP and save and hold it harmless on a Proportionate Basis from and against any liability for Taxes (other than Conveyance Taxes, as defined below) of BUSA and the BUSA Subsidiaries for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period (as defined below) ending on the Closing Date (a "Pre-Closing Tax Period"). For the purpose of such indemnification, IP's liability for Taxes shall be determined after the proper application in accordance with the Code of any and all net operating losses, capital losses, or other carryforwards or carrybacks of deductions or credits of BUSA and the BUSA Subsidiaries arising in a Pre-Closing Tax Period, and the Controlling Sellers shall have no liability pursuant to this
               Section 6.8 for any reduction in net operating losses or other carryforwards from Pre-Closing Tax Periods to periods after the Closing Date. Further, the Controlling Sellers shall not indemnify or hold harmless IP from or against any liability for Taxes until (1) the total of the Controlling Sellers' indemnification obligations pursuant to this Section 6.8(a)(i) without regard to this clause exceeds any amounts reserved for Taxes on the Final Statement (the amount of such excess being referred to as the "Recoverable Amount") and (2) such Recoverable Amounts, together with any Losses under Section 6.2(i) hereof and any Losses under Section 6.9 hereof, exceed the Threshold Amount, in which event IP shall be entitled, subject to the other limitations set forth in this Article VI, to recover only the aggregate amount of Losses and Recoverable Amounts in excess of the

               Threshold Amount. The measure of such indemnification shall take account of any credit, relief, set-off, deduction, right to repayment or other benefit which shall become available to IP, BUSA or any BUSA Subsidiary as a result of any such liability for Taxes, the discharge of it or any payment by BUSA under this
               Section 6.8(a)(i) and of any other relief from Taxes available as a result of any event or circumstances prior to Closing but not taken into account in the Final Statement.

          (ii) IP will indemnify the Seller Indemnitees and save and hold them harmless from and against (A) any liability for Taxes of BUSA and the BUSA Subsidiaries for any taxable period ending after the Closing Date (except with respect to a Straddle Period, in which case IP's indemnity will cover only that portion of any Taxes other than Conveyance Taxes that do not relate to a Pre-Closing Tax Period) and (B) any liability for greater than one-half of Conveyance Taxes.

          (iii) In the case of any taxable period that includes but does not end on the Closing Date (a "Straddle Period"), IP and BUSA will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat such taxable period for all purposes as a short taxable period ending as of the close of the Closing Date. In any case where applicable law does not permit such an election to be made, Taxes of BUSA and the BUSA Subsidiaries for the Straddle Period shall be allocated to the Pre-Closing Tax Period using an interim closing-of-the-books method assuming that such taxable period ended at the close of the Closing Date, except that (A) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per-diem basis and (B) real property, personal property, intangibles and other similar taxes relating to assets located in the United States shall be allocated in accordance with the principles of Section 164(d) of the Code.

          (iv) Notwithstanding anything in this Agreement to the contrary, Seller Indemnitees shall have no liability under this Agreement in respect of Taxes of BUSA and the BUSA Subsidiaries which are attributable to any action of IP or any of its Affiliates (including, without limitation, BUSA and the BUSA Subsidiaries) that occurs after the Closing (whether on the Closing Date or otherwise).

          (v)  To the extent that an indemnification obligation pursuant to this
               Section 6.8 may overlap with any other indemnification obligation pursuant to this Article VI, the provisions of this Section 6.8 shall govern such indemnification obligation and the party entitled to such indemnification shall be limited to indemnification under this Section 6.8.

     (b)  Procedures Relating to Tax Indemnification.

          (i) If a claim for Taxes, including, without limitation, notice of a pending or threatened audit, shall be made by any taxing authority in writing (a "Tax Claim"), which, if successful, could result in an indemnity payment pursuant to this Section 6.8, without regard to the Threshold Amount or any amounts reserved for Taxes on the Final Statement, as contemplated by Section 6.8(a)(i), the indemnitee seeking indemnification (the "Tax Indemnified Party") shall notify the indemnifying party (and, if the Controlling Sellers, the Controlling Sellers' Representative) (the "Tax Indemnifying Party") in writing of the Tax Claim within thirty (30) days of receipt of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within such thirty-day period or in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party's position could be prejudiced as a result thereof.

          (ii) With respect to any Tax Claim relating to a Pre-Closing Tax Period that is not a Straddle Period which could result in an indemnity payment to IP pursuant to Section 6.8(a)(i), without regard to the Threshold Amount or any amounts reserved for Taxes on the Final Statement, as contemplated by Section 6.8(a)(i), the Controlling Sellers' Representative shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in his sole discretion and at his sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in his sole discretion, either cause IP to pay the Tax Claim (which amount may be offset by IP against the Note in accordance with the terms and conditions thereof) and sue for a refund where applicable law permits such refund suits or contest such Tax Claim in any permissible manner; provided, however, that IP shall have a right to participate in such proceedings to the extent that the resolution of any such Tax Claim might reasonably be expected to have a material effect on Taxes following the Closing. In no case shall IP, any of its Affiliates or any successor to either of them, settle or otherwise compromise any Tax Claim referred to in the preceding sentence without the Controlling Sellers' Representative's prior written consent. IP, BUSA and the BUSA Subsidiaries, their Affiliates and any successors thereto shall cooperate with the Controlling Sellers' Representative in contesting such Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Controlling Sellers' Representative's request) the provision to the Controlling Sellers' Representative of records and information which are relevant to such Tax Claim and making employees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. In the case of any Tax

               Claim that relates to Taxes of BUSA or any BUSA Subsidiary for a Straddle Period, the Controlling Sellers' Representative and IP shall jointly control the proceedings relating to such Tax Claim.

     (c) Tax Dispute Resolution Mechanism. Wherever in this Section 6.8 it is provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism," such dispute shall be resolved as follows: The parties shall submit the dispute to an Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the parties. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be paid by IP, and IP shall be entitled to offset 50% of such fees and expenses against amounts otherwise due and payable under the Note in accordance with the terms thereof.

     (d) Survival of Tax Provisions. Any claim to be made pursuant to this
Section 6.8 must be made prior to the second anniversary of the Closing Date.

     (e) Return Filings, Refunds and Credits.

          (i) IP shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, all Tax Returns with respect to BUSA and the BUSA Subsidiaries with a due date, including valid extensions thereof, after the Closing Date. The computation of Taxes and the reporting of items for any Pre-Closing Period shall be in a manner consistent with the manner in which such Taxes were computed and such items were reported in preceding taxable periods ("Past Practice"). Before filing any Tax Return with respect, in whole or in part, to any Pre-Closing Period, IP shall provide the Controlling Sellers' Representative with a copy of such Tax Return at least twenty days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof), accompanied by a statement calculating in reasonable detail the Controlling Sellers' indemnification obligation pursuant to Section 6.8(a)(i). If for any reason the Controlling Sellers' Representative does not agree with IP's calculation of its indemnification obligation, the Controlling Sellers' Representative shall notify IP of its disagreement within ten days of receiving a copy of the Tax Return and IP's calculation, and such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism. If the Controlling Sellers' Representative agrees with IP's calculation of their indemnification obligation, IP shall have a right of offset against the Note pursuant to the terms thereof in the amount of the Controlling Sellers' indemnification obligation effective at least one business day prior to the last date for timely filing such Tax Return (including any valid extensions thereof). Except as herein provided, neither IP nor any of BUSA and the BUSA Subsidiaries shall file any Tax Return with respect to BUSA and the BUSA Subsidiaries for any Pre-Closing Tax Period without the prior written consent of the Controlling Sellers' Representative.

          (ii) BUSA, the Controlling Sellers' Representative and the BUSA Subsidiaries and IP shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. IP and the Controlling Sellers' Representative recognize that the Controlling Sellers' Representative, the Controlling Sellers and their respective Affiliates will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by BUSA and the BUSA Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, IP agrees that (A) from and after the Closing Date, IP shall, and shall cause BUSA and the BUSA Subsidiaries, their Affiliates and their successors to, (1) retain and maintain such records until such time as the Controlling Sellers' Representative agrees that such retention and maintenance is no longer necessary and (2) allow the Controlling Sellers' Representative and his agents and representatives (and agents and representatives of the Controlling Sellers and their respective Affiliates), to inspect, review and make copies of such records as the Controlling Sellers' Representative may deem necessary or appropriate from time to time.

          (iii) Any refunds or credits of Taxes of BUSA and the BUSA Subsidiaries plus any interest received with respect thereto from the applicable taxing authority for any taxable period ending on or before the Closing Date (including, without limitation, refunds or credits arising by reason of amended Tax Returns filed after the Closing Date) shall be paid by IP to the Controlling Sellers on a Proportionate Basis within 10 days after IP, BUSA or such BUSA Subsidiary receives such refund or after the relevant Tax Return is filed in which the credit is applied against IP's, BUSA's, such BUSA Subsidiaries', any of their Affiliates' or any of their successors' liability for Taxes; provided, however, that such refund or credit payable to the Controlling Sellers may be reduced to the extent of actual tax payments to be made by IP, BUSA or such BUSA Subsidiary in respect of such refund or credit. Any refunds or credits of Taxes of BUSA and the BUSA Subsidiaries plus any interest received with respect thereto from the applicable taxing authority for any taxable period beginning after the Closing Date shall be for the account of IP. Any refunds or credits of Taxes of BUSA and the BUSA Subsidiaries for any Straddle Period shall be apportioned between the Controlling Sellers (on a Proportionate Basis) and IP in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.8(a)(iii).

          (iv) At the Controlling Sellers' Representative's request (and for the account of the Controlling Sellers, who shall be severally and not jointly responsible on a Proportionate Basis for out-of-pocket costs), IP shall cause BUSA and the BUSA Subsidiaries and any of their successors to file for and obtain any refunds or credits with respect to Income Taxes to which, consistent with Past Practice, BUSA and the BUSA Subsidiaries are entitled under applicable law for a Pre-Closing Tax Period. In connection therewith, (A) (i) for a refund or credit relating to a Pre-Closing Tax Period that is not a Straddle Period, IP shall permit the Controlling Sellers' Representative (at the Controlling Sellers' Representative's expense) to control the prosecution of any such refund claim and, where reasonable and appropriate, IP shall cause BUSA or the relevant BUSA Subsidiary and any of its successors to authorize by appropriate powers of attorney such persons as the Controlling Sellers' Representative shall designate to represent BUSA or such subsidiary or any of its successors with respect to such refund claim and (ii) for a refund or credit relating to a Straddle Period, the Controlling Sellers' Representative (at his expense) shall have the right to participate in (but not control) the prosecution of any such refund claim; and (B) IP shall cause BUSA or the relevant BUSA Subsidiary or any of its successors to pay any such refund to the Controlling Sellers on a Proportionate Basis within 10 days after the refund is received (or pay to the Controlling Sellers on a Proportionate Basis the amount of any such credit within 10 days after the relevant Tax Return is filed in which the credit is actually applied against BUSA's or an BUSA Subsidiary's, any of its Affiliates' or any of its successors' liability for Taxes), whichever is earlier.

     (f) Elections. Except as otherwise specifically provided in this Agreement, IP shall not, and shall cause BUSA and the BUSA Subsidiaries not to, make, amend or revoke any election with respect to Taxes, if such action would adversely affect the tax liability or refund of the Controlling Sellers or any of their Affiliates in any taxable period or cause BUSA to have an indemnification obligation pursuant to Section 6.8(a)(i). From the date of this Agreement until Closing, BUSA shall make no material elections affecting Taxes unless agreed to in writing by IP.

     (g) Exclusivity. Subject to Section 6.10 hereof, this Section 6.8 shall be the sole provision governing the retention of records of BUSA and the BUSA Subsidiaries and the procedures for all indemnification claims, in each case with respect to Taxes.

     Section 6.9. Procedures and Rights Relating to Environmental
Indemnification.

     (a) Indemnification. From and after the Closing and subject to the limitations set forth elsewhere in this Article VI, the Controlling Sellers shall, severally and not jointly, indemnify, defend and hold harmless IP, any Subsidiary or Affiliate thereof, their directors, officers, employees and agents, on a Proportionate Basis, from and against all Losses, asserted against, resulting to, imposed upon or incurred by IP, whether before or after the Closing by reason of or resulting from Remedial Action or violation of applicable Environmental and Safety Requirements arising from (i) the Release or threatened Release by BUSA, a BUSA Subsidiary or their respective agents or employees on or prior to the Closing Date of Hazardous Substances into the environment (including ambient air, indoor air, surface water, ground water, land surface or sub-surface strata) at, on, under or migrating from any Owned Real Property or Leased Real Property; and (ii) the Release or threatened Release of Hazardous Substances into the environment (including ambient air, indoor air, surface water, ground water, land surface or sub-surface strata) at, on, under or migrating from any Owned Real Property or Leased Real Property resulting from the use by BUSA or a BUSA Subsidiary of pipes, tanks or other equipment constituting part of the Business that leaked before and/or were leaking as of the Closing Date, provided, however, that the Controlling Sellers shall only be responsible for the Release or threatened Release on or prior to the Closing Date due to pipes, tanks or other equipment to the extent that they leaked on or prior to the Closing Date; (iii) the presence of Hazardous Substances as of the Closing Date in the environment (including ambient air, indoor air, surface water, ground water, land surface or sub-surface strata) at, on, or under any Owned Real Property or Leased Real Property resulting from the migration to the Owned Real Property or Leased Real Property of Hazardous Substances Released by third parties (the "Responsible Party") on or prior to the Closing Date to the extent the Responsible Party fails to take action to address the Release after IP uses commercially reasonable efforts to cause the Responsible Party to do so; and (iv) violations by BUSA or any BUSA Subsidiary of any applicable Environmental and Safety Requirements (including Environmental Permits) prior to or at the time of the Closing Date. IP shall have the right to withhold amounts under the Note with respect to Section 6.9(a)(iii) provided that (x) IP shall promptly deliver a written demand to the Responsible Party requesting the Responsible Party to address or acknowledge responsibility for the Release with a copy to the Controlling Sellers, and (y) IP shall continue to use commercially reasonable efforts to cause the Responsible Party to compensate for Losses associated with such Release. Notwithstanding the foregoing, the Controlling Sellers will not have any liability under this Section 6.9 unless and until the aggregate amount of all Losses under this Section 6.9 (together with any Losses under Section 6.2(i) hereof and any Recoverable Amounts under
Section 6.8 hereof) exceed the Threshold Amount, in which IP shall be entitled, subject to the other limitations set forth in this Article VI, to recover only the aggregate amount of Losses and Recoverable Amounts in excess of the Threshold Amount.

     (b) Written Notice. Indemnification shall be available under this Section
6.9 only with respect to those specific claims for which IP has provided written notice to the Controlling Sellers' Representative during the Survival Term.

     (c) Control.

          (i) IP shall have the right to control the management of an investigation or remediation of Hazardous Substances at any Owned Real Property or Leased Real Property that is subject to indemnification pursuant to Section 6.9(a) of this Agreement ("Covered Remediation"), and, subject to the limitations set forth in this Article VI, offset the reasonable costs thereof against amounts otherwise due and payable under the Note in accordance with the terms thereof.

          (ii) In undertaking an investigation and remediation pursuant to this Section, IP shall retain a qualified independent environmental consultant, which consultant shall be subject to the Controlling Sellers' Representative's approval (such approval not to be unreasonably withheld). IP shall undertake such investigation and remediation in a commercially reasonable fashion in accordance with applicable Environmental and Safety Requirements for facilities of the type being remediated such that the Remedial Action complies with only the minimum requirements of applicable Environmental and Safety Requirements and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate regulatory body that no further investigation or remediation is necessary with respect to the matter that is the subject of the indemnification claim, or, if no regulatory body is involved in such matter, a good faith determination from its environmental consultant that no further investigation or remediation is required to bring the property that is the subject of the Remedial Action into conformance with the minimum requirements of applicable Environmental and Safety Requirements for facilities of the type being remediated. IP shall comply with its obligations under this Section 6.9 in a commercially reasonable and effective manner to achieve compliance with the minimum requirements of the Environmental and Safety Requirements for facilities of the type being remediated as contemplated hereby. IP shall promptly provide copies to Controlling Sellers' Representative of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Controlling Sellers' Representative a reasonable period of time (at Controlling Sellers' Representative's own expense) to approve of any submissions IP intends to deliver or submit to the appropriate regulatory body prior to said submission, which approval shall not be unreasonably withheld; provided, however, that so long as Controlling Sellers' Representative has had a reasonable time to review and approve a submission, upon the advice of counsel that such submission is necessary or advisable, and upon reasonable notice to Controlling Sellers' Representative, IP may make such submission to the appropriate regulatory body without the prior approval of Controlling Sellers' Representative. The Controlling Sellers' Representative may, at the Controlling Sellers' cost, hire its own consultants, attorneys or other professionals to monitor the investigation or remediation, including any field work undertaken by IP, and IP shall provide Controlling Sellers' Representative with the results of all such field work and the opportunity to conduct field work or sampling by an environmental consultant reasonably acceptable to IP. Notwithstanding the above, Controlling Sellers' Representative shall not take any actions that shall unreasonably interfere with IP's performance of the investigation, remediation and/or containment.

          (iii) Notwithstanding anything in this Article VI to the contrary, IP shall not be entitled to recovery for Losses relating to, resulting from or in connection with: (a) a material change after the Closing in any of the uses of the Owned Real Property or Leased Real Property; (b) a material change in, alteration of or addition to the building, structures, fixtures or equipment located on the Owned Real Property or Leased Real Property after the Closing; (c) the cost of removal or treatment of any substance that can be managed in place in a commercially reasonable fashion while complying with the minimum requirements of applicable Environmental and Safety Requirements for facilities of the type being remediated; or (d) any change in Environmental and Safety Requirements occurring after the Closing Date.

     (d) Other. The Controlling Sellers' obligation to indemnify, defend and hold harmless IP for the matters addressed in this Section 6.9 shall be without regard to whether BUSA was in breach of any representation or warranty hereunder and shall be limited to those matters as to which IP provides the Controlling Sellers' Representative with written notice (such notice to be in conformance with other relevant provisions of this Agreement and to contain, to the extent available, reasonable details of the matter for which indemnification is sought) of said claim. The procedures provided in Section 6.9 hereof shall be the exclusive procedures for any Claim (other than third party environmental claims for which indemnification procedures are governed by the provisions of Section 6.4) relating to environmental matters or Losses under Environmental and Safety Requirements, including, without limitation, any claim asserting a breach of representation or warranty of this Agreement and any claim pursuant to any Environmental and Safety Requirements. "Remedial Action" means any action, taken to satisfy applicable Environmental and Safety Requirements, to investigate, evaluate, assess, test, monitor, cleanup, remedy, remediate, remove, respond to, treat, neutralize, contain, isolate or otherwise deal with Hazardous Substances.

     Section 6.10. Indemnifications, Limitations and Restrictions. Notwithstanding anything in this Agreement to the contrary (including without limitation Sections 6.2, 6.8 and 6.9 hereof):

     (a) Exclusive Remedy. Except (i) to the extent provided in Section 1.13 hereof in the event the Net Working Capital Shortfall exceeds $1,000,000, (ii) with respect to a Controlling Seller in the event of fraud committed by such Controlling Seller, or (iii) with respect to a Controlling Seller in the event of breach by such Controlling Seller of its representations set forth in Sections 4.1, 4.2, 4.3(a) and (b) and 4.5 hereof (collectively the "Note Exceptions"), the sole and exclusive recourse and remedy for any of the IP Indemnitees with respect to any breach of any representation, warranty, covenant or agreement by BUSA or any of the Controlling Sellers in this Agreement, any Transaction Document or any closing certificate delivered pursuant to the terms hereof shall be to seek recourse against the Note in accordance with the terms and conditions thereof. Without limiting the generality of the foregoing and except for the Note Exceptions, (i) the obligations of a Controlling Seller to indemnify the IP Indemnitees under Article VI hereof shall be satisfied solely and exclusively from any amounts remaining unpaid under the Note (including interest accrued thereon) in accordance with the terms thereof and (ii) in no event shall the liability of any Controlling Seller to the IP Indemnitees under this Agreement and the other Transaction Documents exceed such Controlling Seller's Proportionate Share of any amounts remaining unpaid under the Note (including interest accrued thereon) as identified on Schedule 6.10 hereto. Moreover, other than with respect to fraud committed by such Controlling Seller, in no event shall the liability of any Controlling Seller to the IP Indemnitees (including without limitation the Note Exceptions) under this Agreement and the other Transaction Documents exceed the Purchase Consideration to be received by such Controlling Seller pursuant to the terms hereof.

     (b) Amount of Losses. The amount of any Loss or Recoverable Amount payable hereunder shall be reduced by (i) any insurance proceeds which the Indemnified Party actually collects with respect to the event or occurrence giving rise to such Losses or Recoverable Amounts, as applicable, and (ii) any amounts which the Indemnified Party actually collects from third parties in connection with Losses or Recoverable Amounts, as applicable, for which indemnification is sought under this Article VI, but, in each case, net of any out-of-pocket costs and expenses paid to third parties (including, without limitation, reasonable costs and expenses of outside legal counsel) incurred in connection with the collection of such amounts. The Indemnified Party shall use commercially reasonable efforts to pursue insurance claims or third party claims that may reduce or eliminate Losses and Recoverable Amounts, as applicable. If the Indemnified Party both collects proceeds from any insurance company or third party and receives a payment from the Indemnifying Party hereunder (or, with respect to an IP Indemnitee, offsets amounts owed against the Note), and the sum of such proceeds, net of out-of-pocket collection costs and expenses, and payment or offset, as applicable, is in excess of the Losses or Recoverable Amounts, as applicable, with respect to the matter that is the subject of the indemnity, then the Indemnified Party shall promptly refund to the Indemnifying Party the amount of such excess; provided that to the extent that the Note has not yet matured at such time, the offset amount of the Note with respect to such excess shall not be repaid to the indemnifying Controlling Sellers but shall remain payable in accordance with the terms of the Note.

     (c) Mitigation. Each Indemnified Party shall be required to use commercially reasonable efforts to mitigate Losses and Recoverable Amounts, as applicable, and shall reasonably consult with the Indemnifying Party with a view toward mitigating Losses and Recoverable Amounts, as applicable, in conjunction with all claims for which a party seeks indemnification under this Article VI.

     (d) Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this Article VI (whether by offset or otherwise), the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses or Recoverable Amounts, as applicable, to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence (whether by offset or otherwise) shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

     (e) Final Statement. In no event shall the IP Indemnities be entitled to recover any Losses or Recoverable Amounts with respect to any matter to the extent included in the calculation of BUSA's Net Working Capital set forth on the Final Statement.

                                  ARTICLE VII.

                            CONDITIONS TO THE CLOSING

     Section 7.1. Conditions of IP's Obligation. IP's obligation to effect the Transactions at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

     (a) Representations and Warranties. The representations and warranties set forth in Article III of this Agreement (x) that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, and (y) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date (except to the extent such representations speak as of an earlier date) as though made on and as of the Closing Date, except in each case to the extent of any change solely caused by the transactions expressly contemplated hereby.

     (b) Covenants. BUSA will have performed and observed in all material respects each covenant or other obligation, as applicable, required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

     (c) Compliance with Applicable Laws. The consummation of the transactions contemplated hereby will not be prohibited by any Legal Requirement or subject IP, BUSA, the BUSA Subsidiaries or any of their Affiliates, the Business or any of the Assets to any material penalty or liability arising under any Legal Requirement or imposed by any Government Entity that is not otherwise disclosed herein or in any Schedule hereto.

     (d) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could reasonably be expected to prevent or prohibit the consummation of the Transactions, cause any Transaction to be rescinded following consummation, or adversely affect IP's right to acquire BUSA Shares or conduct the Business or BUSA's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

     (e) Consents. All filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity or any other Person (i) that are required to be obtained by BUSA for the consummation of the Transactions or the ownership of BUSA Shares or the conduct of the Business thereafter and (ii) which are set forth on Schedule 7.1(e) (the "Material Consents") will have been duly made or obtained and all waiting periods applicable to the Transactions under applicable antitrust or trade regulation laws and regulations, including, without limitation, under the HSR Act, shall have expired or been terminated. IP and the Controlling Sellers Representative shall mutually agree to Schedule 7.1(e) not later than ten (10) business days after the date hereof.

     (f) Environmental Matters. IP shall be satisfied in its reasonable judgment that IP shall be able to operate all of the facilities of BUSA and the BUSA Subsidiaries at their respective outputs consistent with historical practice over the twelve moth period ending on the date hereof in accordance with all applicable Environmental and Safety Requirements and Environmental Permits in all material respects.

     (g) Opinion of Counsel. IP will have received from Sonnenschein Nath & Rosenthal LLP, legal counsel for BUSA, an opinion addressed to IP. Such opinion will be dated the Closing Date and will be in form reasonably satisfactory to the Parties.

     (h) Non-Competition Agreements. Roger Stone and Matthew Kaplan will each have executed and delivered to IP a Non-Competition Agreement substantially in the form attached as Schedule 7.1(h) (the "Non-Competition Agreements"). The Non-Competition Agreements dated as of July 17, 2000 between BUSA and each of Roger Stone and Matthew Kaplan shall have been terminated as of the Closing Date.

     (i) Undisclosed Materially Adverse Developments. Between the date hereof and the Closing Date, (x) IP shall not have discovered (including, without limitation, as a result of any supplemental disclosure by BUSA pursuant to
Section 5.9 hereof) one or more matters relating to BUSA or the BUSA Subsidiaries that (a) are individually or in the aggregate materially adverse to BUSA and the BUSA Subsidiaries taken as a whole and (b) were not disclosed to IP or its representatives on or prior to the date hereof, and (y) IP shall not have discovered (including, without limitation, as a result of any supplemental disclosure by BUSA) one or more matters relating to Groveton with respect to compliance with applicable Environmental and Safety Requirements or Environmental Permits, that (a) are individually or in the aggregate materially adverse to Groveton taken as a whole and (b) were not disclosed to IP or its representatives on or prior to the date hereof.

     (j) Director Resignations. BUSA will cause (i) each director of BUSA and the BUSA Subsidiaries, and (ii) each officer of BUSA and the BUSA Subsidiaries set forth on Schedule 1.5, to tender his or her written resignation to take effect as of the Closing Date (collectively, the "Resignations") for delivery to IP at the Closing.

     (k) Senior Notes. IP shall be satisfied in its reasonable discretion that no Default or Event of Default (each as defined in the Indenture) shall occur or have occurred as a result of the consummation of the transactions contemplated hereby and by the Transaction Documents, including, without limitation, the provisions of Section 1.15 hereof.

     (l) Supply Agreements. IP shall be satisfied in its reasonable discretion that BUSA and the BUSA Subsidiaries have in place agreements satisfactory in all material respects, including, without limitation, with respect to the ability of BUSA to terminate such agreements at its option, relating to the supply of linerboard and corrugating medium to the Business after the Closing.

     (m) Internal Accounting Controls and Procedures. IP shall be satisfied in its reasonable discretion that BUSA and the BUSA Subsidiaries have in place internal accounting controls and procedures which are effective in all material respects.

     (n) Seller Closing Documents. BUSA or the Controlling Sellers, as applicable, will have delivered to IP the following documents:

          (i) certificates representing BUSA Shares duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached;

          (ii) the Assignment duly executed by BUSA Holdings LLC and BUSA Investment LP and the Equityholder Releases duly executed by the parties thereto;

          (iii) an Officer's Certificate of BUSA, dated the Closing Date, stating that the conditions specified in Sections 7.1(a) through 7.1(f), inclusive, have been fully satisfied;

          (iv) a copy of the resolutions duly adopted by BUSA's board of directors, authorizing BUSA's execution, delivery and performance of the Transaction Documents to which BUSA is a party and the consummation of the Transactions, as in effect as of the Closing, certified by an officer of BUSA;

          (v) a certificate (dated not less than five business days prior to the Closing) of the Secretary of State of each state listed on
               Schedule 3.1 as to the good standing of BUSA and the BUSA Subsidiaries, respectively, in such states;

          (vi) copies of the Material Consents;

          (vii) the Resignations;

          (viii) the Option Letters;

          (ix) payoff letters, in form and substance reasonably acceptable to IP, from the lenders under the Credit Agreement, the Mortgages, the Capital Leases and/or the Equipment Loan, as applicable, but only to the extent that IP elects to repay the Indebtedness relating to the same pursuant to Article I hereof;

          (x) agreements reasonably satisfactory in form and substance to IP relating to (A) the amendment, at IP's election, of that certain Sales Contract (the "FMG Agreement") dated as of January 1, 1995, as amended, between BUSA and Fibre Marketing Group, LLC ("FMG") to clarify (i) that the terms of such contract will apply after the Closing only to those facilities of BUSA and the BUSA Subsidiaries existing immediately prior to the Closing Date and
               (ii) the volume requirements of such agreement relating to BUSA and the BUSA Subsidiaries agreement to sell materials to FMG, and to release BUSA and the BUSA Subsidiaries from any claims FMG may have under the FMG Agreement for breaches of the FMG Agreement prior to the Closing Date, (B) the termination of the Non-Competition Agreement, dated July 17, 2000, among BUSA, MannKraft Corporation ("MannKraft") and Dennis Mehiel, and (C) the

               Mehiel Property containing substantially the terms set forth on
               Schedule 7.1(n) attached hereto;

          (xi) certificates of non-foreign status in accordance with Section 1445 of the Code and the regulations promulgated thereunder executed by each of the Controlling Sellers; and

          (xii) such other documents relating to the transactions contemplated hereby as IP reasonably requests.

     All corporate and other proceedings or actions taken or required to be taken by BUSA in connection with the transactions contemplated hereby, and all documents incident thereto, must be reasonably satisfactory in form and substance to IP. Any condition set forth in this Section 7.1 may be waived only in a writing executed by IP.

     Section 7.2. Conditions of BUSA's and the Controlling Sellers' Obligations. BUSA's and the Controlling Sellers' obligations to consummate the Transactions at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

     (a) Representations and Warranties. The representations and warranties set forth in Article II of this Agreement (x) that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, and (y) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date (except to the extent such representations speak as of an earlier date) as though made on and as of the Closing Date, except in each case to the extent of any change solely caused by the transactions expressly contemplated hereby.

     (b) Covenants. IP will have performed in all material respects each covenant or other obligation required to be performed by it pursuant to the Transaction Documents prior to the Closing.

     (c) Compliance with Applicable Laws. The consummation of the transactions contemplated hereby will not be prohibited by any Legal Requirement or subject the Controlling Sellers to any material penalty or liability arising under any Legal Requirement or imposed by any Government Entity that is not otherwise disclosed herein or in any Schedule hereto.

     (d) Consents. All material filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity or any other Person that are required for the consummation of the Transactions will have been duly made or obtained, and all waiting periods applicable to the Transactions under applicable antitrust or trade regulation laws and regulations, including, without limitation, under the HSR Act, shall have expired or been terminated.

     (e) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could reasonably be expected to prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following such consummation or adversely affect IP's performance of

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its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

     (f) BUSA will have received from in-house counsel for IP an opinion addressed to the Controlling Sellers. Such opinion will be dated the Closing Date and will be in a form reasonably satisfactory to the Parties.

     (g) Senior Notes. BUSA shall be satisfied in its reasonable discretion that no Default or Event of Default (each as defined in the Indenture) shall occur or have occurred as a result of the consummation of the transactions contemplated hereby and by the Transaction Documents, including, without limitation, the provisions of Section 1.15 hereof.

     (h) IP Closing Documents. IP will have delivered to BUSA, as appropriate, the following documents:

          (i) an Officer's Certificate of IP, dated the Closing Date, stating that the conditions specified in Sections 7.2(a) through 7.2(e), inclusive, have been fully satisfied;

          (ii) the Note and the Assignment;

          (iii) a copy of the resolutions duly adopted by the Board of Directors of IP authorizing the execution, delivery and performance by IP of the Transaction Documents to which it is a party and the consummation of the Transactions, as in effect as of the Closing, certified by officers of IP; and

          (iv) such other documents relating to the transactions hereby to be consummated at the Closing as BUSA reasonably requests.

     All corporate and other proceedings or actions taken or required to be taken by IP in connection with the transactions contemplated hereby, and all documents incident thereto, must be reasonably satisfactory in form and substance to BUSA and its legal counsel. Any condition set forth in this Section
7.2 may be waived only in a writing executed by the Controlling Sellers' Representative.

                                  ARTICLE VIII.

                                 OTHER COVENANTS

     Section 8.1. Transaction Expenses. IP will be responsible for all costs and expenses incurred by IP in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the Transactions, including the filing fee under the HSR Act, title, survey, environmental and other due diligence fees and expenses. IP and BUSA will each pay one-half of all transfer, sales, use and other Taxes (other than the Income Taxes of the Controlling Sellers) imposed by reason of the transactions contemplated by this Agreement, stamp and recording taxes, fees and expenses, settlement fees, and other miscellaneous fees or costs associated therewith (collectively, the "Conveyance Taxes"). BUSA will pay all costs and

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expenses incurred by BUSA in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the Transactions.

     Section 8.2. Further Assurances. From and after the Closing, the Controlling Sellers will, and will cause their Affiliates to, execute all documents and take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated hereby.

     Section 8.3. Announcements. Prior to Closing, IP will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of the Controlling Sellers' Representative as to the timing and content of such announcement (which approval the Controlling Sellers' Representative may not unreasonably withhold or delay), except to the extent required by or advisable under applicable law or stock exchange regulation. To the extent a foregoing public announcement is required by or advisable under applicable law or stock exchange regulation, IP shall, to the extent practicable, provide the Controlling Sellers' Representative with reasonable advance notice of, and an opportunity to comment on, such public announcement prior to its release. Prior to Closing, BUSA will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of IP as to the timing and content of such announcement (which approval IP may not unreasonably withhold or delay), except to the extent required by or advisable under applicable law. To the extent a foregoing public announcement is required by applicable law, BUSA shall, to the extent practicable, provide IP with reasonable advance notice of, and an opportunity to comment on, such public announcement prior to its release.

     Section 8.4. Financial Statements. BUSA shall deliver to IP as soon as available but in any event within 15 business days after the end of each monthly accounting period of BUSA, ending after the date hereof but before the Closing, unaudited statements of income and cash flows of BUSA for such respective monthly period and for the period from the beginning of the respective current fiscal year to the end of such month, and an unaudited balance sheet of BUSA as of the end of such monthly period, setting forth in each case comparisons to the corresponding period in the respective preceding fiscal year (collectively, the "Pre-Closing Monthly Financial Statements"). Each Pre-Closing Monthly Financial Statement shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of BUSA as of such dates and the results of operations of BUSA for such periods in all material respects, and shall be consistent with the Books and Records in all material respects (which Books and Records shall be correct and complete in all material respects), subject to normal year-end adjustments and the lack of footnotes and other presentation items.

     Section 8.5. Employee Covenants/Severance.

     (a) IP agrees that after the Closing Date it will, at its discretion, either maintain any or all of the Employee Welfare Plans, Employee Pension Plans and Other Plans in effect at the Closing Date for all current employees (including those on leave of absence) of BUSA or any BUSA Subsidiary (the "Acquired Employees") or extend participation to Acquired Employees under any plan, program or arrangement of IP relating to employee benefits ("IP Benefit Program"); provided that Acquired Employees shall suffer no gap in medical, dental or other health insurance coverage provided under any IP Benefit Program. IP agrees that
(i) each Acquired Employee's service with BUSA or any BUSA Subsidiary shall be recognized for eligibility purposes under any IP Benefit Program; (ii) each Acquired Employee (other than those Acquired Employees who are covered by a collective bargaining agreement) shall be immediately eligible for any IP Benefit Program for which similarly situated IP employees are eligible, other than any plan, program or arrangement that duplicates or provides substantially similar benefits to any benefit received by such Acquired Employee provided by Employee Welfare Plans, Employee Pension Plans and Other Plans maintained by BUSA after the Closing Date; and (iii) for purposes of each IP Benefit Program providing medical, dental, pharmaceutical and/or vision benefits to any Acquired Employee, IP shall cause all pre-existing condition exclusions and actively-at-work requirements of such IP Benefit Program (to the extent such requirement was satisfied under the comparable BUSA or BUSA Subsidiary Employee Welfare Plans or Other Plans) to be waived for such Acquired Employee and his or her covered dependents (as determined in accordance with IP's benefit plans), and IP shall cause any eligible expenses incurred by such Acquired Employee and his or her covered dependents during the portion of the plan year ending on the date such Acquired Employee's participation in the corresponding IP Benefit Program begins to be taken into account under such IP Benefit Program for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Acquired Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such IP Benefit Program. Notwithstanding any of the foregoing, this Agreement does not preclude IP from modifying or terminating any IP Benefit Program after the Closing Date in such a manner as it shall determine. Subject to the terms of any collective bargaining agreements to which BUSA or any of the BUSA Subsidiaries are parties, this Section shall not require Acquired Employees to be given credit for past service credit with BUSA for the purposes of benefit accruals or vesting, other than vacation, including, without limitation, any benefit plan, pension or retirement benefit plan that may be provided by IP. Vacation of the Acquired Employees shall accrue after the Closing Date according to such policies and procedures as IP shall establish, giving credit in an amount equivalent to past service with BUSA for purposes of determining length of service. Nothing in this Section 8.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with IP, BUSA, or any other Subsidiary of IP or BUSA and the employment of each Acquired Employee shall be "at will" employment.

     (b) The Parties hereby acknowledge and agree that the payments set forth on
Schedule 8.5 to be made to the Key Employees pursuant to the Key Employee Severance Agreement shall remain obligations of BUSA from and after the Closing Date and shall be paid by BUSA in accordance with the terms of such agreements. In the event that BUSA terminates, or IP causes BUSA to terminate, for any reason for which severance payments would be paid pursuant to a BUSA or BUSA Subsidiary severance plan in place at the date of the signing of this agreement, any of the Acquired Employees who are not covered by a collective bargaining agreement and are exempt or non-exempt salaried employees, other than the Key Employees, during the period commencing on the Closing Date through the first anniversary of the Closing Date, then BUSA shall pay each such employee an amount (less applicable withholding for Taxes) equal to the greater of (i) two weeks of such employee's annual salary (as in effect immediately prior to the Closing Date) per year of such employee's service with BUSA or any BUSA Subsidiary up to the date of such termination and prorated for any partial year of service or (ii) twelve weeks of such employee's annual salary (as in effect immediately prior to the

Closing Date). Any amounts which an Acquired Employee is entitled to receive pursuant to this Section 8.5(b) will be offset by the amounts, if any, the Acquired Employee actually receives pursuant to BUSA's or any BUSA Subsidiary's severance pay policy or other applicable severance plan. Notwithstanding the foregoing, no severance payment to any Acquired Employee (other than payments pursuant to the Key Employee Severance Agreements) shall be required pursuant to this Section 8.5(b) in the event of any sale to any third party of any BUSA or BUSA Subsidiary operation, business or location if such Acquired Employee would not be entitled to severance under IP's applicable severance policy.

     Section 8.6. Covenants of the Controlling Sellers.

     (a) Except as set forth on Schedule 8.6 attached hereto, the Controlling Sellers each agree (i) not to take any action or fail to take any action that could be reasonably expected to result in a breach of the representations and warranties of such Controlling Seller set forth in Article IV hereof, and (ii) subject to satisfaction of the conditions set forth in Section 7.2 hereof, to deliver to IP the certificates representing the BUSA Shares owned by such Controlling Seller to IP at the Closing accompanied by stock powers transferring ownership and title to such BUSA Shares to IP.

     (b) During the period from the date hereof to the Closing Date and except as set forth on Schedule 8.6 attached hereto, the Controlling Sellers shall not, directly or indirectly: (A) except pursuant to the terms of this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the BUSA Shares held by such Controlling Seller; (B) grant any proxies or powers of attorney, deposit any of the BUSA Shares into a voting trust or enter into a voting agreement with respect to any of the BUSA Shares; (C) take any action that would have the effect of impairing the ability of the Controlling Seller to perform its obligations under this Agreement or preventing or delaying the consummation of any of the Transactions contemplated hereby.

     (c) The Controlling Sellers shall cooperate fully with BUSA and IP in connection with their respective efforts to fulfill the conditions to the Transactions set forth in Article VII hereof.

     (d) Each Controlling Seller shall not, in its capacity as a BUSA stockholder, respond to any inquiries or the making of any proposal by any person or entity (other than IP or any affiliate of IP) concerning any business combination, merger, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving BUSA or any BUSA Subsidiary, division or operating principal business unit of BUSA. Each Controlling Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the foregoing.


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


                                   ARTICLE IX.

                                   DEFINITIONS

     Section 9.1. Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein.

     "accumulated funding deficiency" has the meaning set forth in Section 3.15(k).

     "Acquired Employees" has the meaning set forth in Section 8.5(a).

     "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person; it being acknowledged and agreed that Groveton is not an Affiliate of any Person for purposes of this Agreement.

     "Agreement" means this Stock Purchase Agreement, including all Schedules hereto, as it may be amended from time to time in accordance with its terms.

     "Asset(s)" has the meaning set forth in Section 3.6(a).

     "Assignment" has the meaning set forth in Section 1.17.

     "Audited Financial Statements" has the meaning set forth in Section 3.4(a).

     "BofA" has the meaning set forth in Section 1.16(a).

     "Books and Records" means all lists, records and other information pertaining to accounts, personnel and referral sources of BUSA, all lists and records pertaining to suppliers and customers of BUSA, and all other books, ledgers, files and business records of every kind relating or pertaining to the Business, in each case whether evidenced in writing, electronically (including by computer) or otherwise.

     "BUSA" has the meaning set forth in the preface of this Agreement.

     "BUSA Accounting Manual" shall mean that certain Box USA Accounting Policy and Procedures Manual attached hereto on Schedule 1.12.

     "BUSA Articles" has the meaning set forth in Section 1.6(b).

     "BUSA Common Certificates" has the meaning set forth in Section 1.7(a).

     "BUSA Common Stock" has the meaning set forth in Section 3.1(b).

     "BUSA Expenses" has the meaning set forth in Section 1.12(d)(i)(d).

     "BUSA Holdings LLC" has the meaning set forth in the preface of this Agreement.

     "BUSA Holdings Operating Agreement" shall mean that certain Limited Liability Company Agreement of BUSA Holdings LLC dated as of July 17, 2000, as amended.

     "BUSA Investment LP" means the Box USA Investment Limited Partnership, an Illinois limited partnership.

     "BUSA's Net Working Capital" has the meaning set forth in Section 1.12(d).

     "BUSA Preferred Stock" has the meaning set forth in Section 1.6(b).

     "BUSA Senior Notes" has the meaning set forth in Section 1.6(c)(i)(D).

     "BUSA Shares" has the meaning set forth in Section 3.1(b).

     "BUSA Subsidiary" means any corporation or other legal entity (including without limitation partnerships or limited liability companies) more than 50% of the outstanding voting securities or similar rights of which are directly or indirectly owned by BUSA; it being acknowledged and agreed that Groveton is not a BUSA Subsidiary for purposes of this Agreement.

     "BUSA Stock Options" has the meaning set forth in Section 1.8.

     "BUSA Trust" has the meaning set forth in the preface of this Agreement.

     "Business" means the business of BUSA and the BUSA Subsidiaries (taken as a whole) as currently conducted.

     "Capital Lease Assumption Option" has the meaning set forth in Section 1.19(d).

     "Capital Lease Repayment Option" has the meaning set forth in Section 1.19(d).

     "Capital Leases" shall mean those capital leases set forth on Schedule 3.9(a)(iv).

     "CERCLA" has the meaning set forth in Section 3.17(c)(v).

     "Class A Common" has the meaning set forth in Section 3.1(b)(i).

     "Class B Common" has the meaning set forth in Section 3.1(b)(ii).

     "Class C Common" has the meaning set forth in Section 3.1(b)(iii).

     "Class D Common" has the meaning set forth in Section 3.1(b)(iv).

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" has the meaning set forth in Section 1.2.

     "COBRA" has the meaning set forth in Section 3.15(d).

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" shall mean that certain Confidentiality Agreement between BUSA and IP dated as of December 18, 2003.

     "Contracts" has the meaning set forth in Section 3.9(b).

     "Controlled Group" has the meaning set forth in Section 3.15(h).

     "Controlling Seller" has the meaning set forth in the preface of this Agreement.

     "Controlling Seller's Indemnity" has the meaning set forth in Section
5.8(d).

     "Controlling Sellers" has the meaning set forth in the preface of this Agreement.

     "Controlling Sellers' Arbitrator" has the meaning set forth in Section 6.7(c).

     "Controlling Sellers' Representative" shall mean Roger Stone, or in the event of Roger Stone's death, disability or failure or refusal to so act, the Controlling Sellers' Representative shall mean Dennis Mehiel and thereafter in the event of Dennis Mehiel's death, disability or failure or refusal to act as Controlling Sellers' Representative, the Controlling Sellers' Representative shall be Matthew Kaplan, and thereafter in the event of Matthew Kaplan's death, disability or failure or refusal to act as Controlling Sellers' Representative, the Controlling Sellers' Representative shall be such Person as is designated at any time after the date hereof by the last acting Controlling Sellers' Representative.

     "Conveyance Taxes" has the meaning set forth in Section 8.1.

     "Covered Remediation" has the meaning set forth in Section 6.9(c)(i).

     "Credit Agreement" has the meaning set forth in Section 1.16(a).

     "Credit Agreement Assumption Option" has the meaning set forth in Section 1.16(a).

     "Credit Agreement Repayment Option" has the meaning set forth in Section 1.16(a).

     "Disputes" has the meaning set forth in Section 6.7(a).

     "Disputing Party" has the meaning set forth in Section 6.7(b).

     "Employee Pension Plans" has the meaning set forth in Section 3.15(b).

     "Employee Welfare Plans" has the meaning set forth in Section 3.15(a).

     "Employees" has the meaning set forth in Section 3.15(a).

     "Environmental and Safety Requirements" means all federal, state and local statutes, regulations and ordinances, all judicial and administrative orders and all applicable common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substance) and in each case effective on the date hereof and with a compliance date on or before the date hereof.

     "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any Government Entity relating to any liability arising under any Environmental and Safety Requirement.

     "Environmental Permits" has the meaning set forth in Section 3.17(c)(ii).

     "Equipment Loan" shall mean that certain equipment loan set forth on
Schedule 3.9(a)(iv).

     "Equipment Loan Assumption Option" has the meaning set forth in Section 1.21(a).

     "Equipment Loan Repayment Option" has the meaning set forth in Section 1.21(a).

     "Equityholder Releases" has the meaning set forth in Section 1.17.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Adjusted Valuation Amount" has the meaning set forth in Section 1.6(c)(i).

     "Estimated Pre-Closing Net Working Capital" has the meaning set forth in
Section 1.11.

     "Final Determination" has the meaning set forth in Section 6.7(e).

     "Final Statement" has the meaning set forth in Section 1.12.

     "Financial Statements" has the meaning set forth in Section 3.4(a).

     "Fixed Operating Assets" has the meaning set forth in Section
1.12(d)(i)(a).

     "FMG" has the meaning set forth in Section 7.1(n)(x).

     "FMG Agreement" has the meaning set forth in Section 7.1(n)(x).

     "Foundation" has the meaning set forth in the preface of this Agreement.

     "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

     "Government Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

     "Groveton" means Groveton Paper Board Inc., a minority owned subsidiary of BUSA.

     "Hazardous Substance" means any hazardous, toxic, radioactive or chemical materials, mixtures, substances or wastes; and (whether or not included in the foregoing), any pesticides, pollutants, contaminants, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs) or radiation.

     "HSR Act" has the meaning set forth in Section 2.2.

     "Income Taxes" means Taxes imposed under the United States Internal Revenue Code of 1986, as amended, and any state, county, local or foreign Taxes imposed upon net income, including any interest or penalties or additions to any such taxes.

     "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied Known obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

     "Indemnification Claim Notice" has the meaning set forth in Section 6.4(a).

     "Indemnified Party" has the meaning set forth in Section 6.4(a).

     "Indemnifying Party" has the meaning set forth in Section 6.4(a).

     "Indenture" has the meaning set forth in Section 1.15.

     "Independent Accounting Firm" has the meaning set forth in Section 1.12(c).

     "Investment" means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any notes, stock, securities or other ownership or beneficial interest (including partnership interests and joint venture interests) of any other Person, and any capital contribution by such Person to any other Person.

     "IP" has the meaning set forth in the preface of this Agreement.

     "IP Benefit Program" has the meaning set forth in Section 8.5(a).

     "IP Indemnitees" has the meaning set forth in Section 6.2.

     "IP's Arbitrator" has the meaning set forth in Section 6.7(c).

     "IRS" has the meaning set forth in Section 3.15(j).

     "Key Employees" means Timothy Trahey, James Willis and James McNeill.


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


     "Key Employee Severance Agreements" means those certain Severance Agreements between BUSA and each of the Key Employees dated as of March 29, 2004.

     "Knowledge" means, with respect to BUSA and the BUSA Subsidiaries, the actual knowledge of Roger Stone and Matthew Kaplan after reasonable inquiry of Timothy Trahey.

     "Latest Balance Sheet" has the meaning set forth in Section 3.4(a).

     "Latest Balance Sheet Date" has the meaning set forth in Section 3.4(b).

     "Leased Real Property" has the meaning set forth in Section 3.16(b).

     "Leases" has the meaning set forth in Section 3.16(b).

     "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental and Safety Requirement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

     "Loss" means, with respect to any Person, any loss, damage, liability, demand, claim, obligation, action, cause of action, suit (including citizen suits), assessment, cost, damage, deficiency, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Government Entity) against or affecting such Person and the investigation, defense or settlement of any of the foregoing. Notwithstanding the foregoing, in no case shall Losses include any incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues and loss of business), whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement, any Transaction Document or any closing certificate delivered pursuant to the terms hereof for any cause whatsoever.

     "MannKraft" has the meaning set forth in Section 7.1.

     "Material Adverse Effect" means, with respect to BUSA, any change, event or effect that is materially adverse to the Business, Assets, condition (financial or otherwise), liabilities, results of operations or capitalization of BUSA and the BUSA Subsidiaries taken as a whole, other than any change, event or effect to the extent arising from or relating primarily to (i) the United States or the global economy or securities markets in general, (ii) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement, or (iii) the industry in which BUSA and the BUSA Subsidiaries operate generally (and which are not specific to the Business and which do not affect the Business disproportionately as compared to other companies which compete with the Business).

     "Material Consents" shall have the meaning set forth in Section 7.1(e).


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


     "Mehiels" has the meaning set forth in the preface of this Agreement.

     "Mehiel Property" means the leased property listed as item numbers 3, 11, 20 and 23 on Schedule 3.16(b).

     "Mortgage Assumption Option" has the meaning set forth in Section 1.19(a).

     "Mortgage Repayment Option" has the meaning set forth in Section 1.19(a).

     "Mortgages" shall mean those Mortgages set forth on Schedule 3.9(a)(iv).

     "Multiemployer Plan" has the meaning set forth in Section 3.15(c).

     "Net Working Capital Shortfall" has the meaning set forth in Section
1.13(a).

     "Net Working Capital Surplus" has the meaning set forth in Section 1.13(a).

     "Non-Competition Agreements" has the meaning set forth in Section 7.1(h).

     "Note" has the meaning set forth in Section 1.10.

     "Note Exceptions" has the meaning set forth in Section 6.10(a).

     "Notice of Arbitration" has the meaning set forth in Section 6.7(b).

     "notices" has the meaning set forth in Section 10.6.

     "Officer's Certificate" of any Person means a certificate signed by such Person's president or chief financial officer (or an individual having comparable responsibilities with respect to such Person) stating that the individual signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such individual to verify the accuracy of the information set forth in such certificate.

     "Option Letters" has the meaning set forth in Section 1.8.

     "Other Plans" has the meaning set forth in Section 3.15(a).

     "Owned Real Property" has the meaning set forth in Section 3.16(a).

     "Parties" means IP, BUSA, the Controlling Sellers and the Controlling Sellers' Representative.

     "Past Practice" has the meaning set forth in Section 6.8(e)(i).

     "PBGC" has the meaning set forth in Section 3.15(h).

     "Pending Sale" has the meaning set forth in Section 1.12(d)(i)(b).


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


     "Permitted Lien" means, as to Real Estate, Permitted Real Estate Liens, and, as to other Assets, (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (iii) any immaterial imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the Business and (iv) all Liens arising under the Indenture, the Credit Agreement, the Mortgages, the Capital Leases, the Equipment Loan and any related collateral documents.

     "Permitted Real Estate Lien" means (A) real estate taxes, assessments, governmental levies, fees or charges or statutory liens for current taxes or other governmental charges with respect to the Owned Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, and with respect to which all reserves in accordance with the GAAP have been established; (B) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, be materially adverse to the Business; (C) zoning, entitlement, building codes and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property which are not violated by the current use and occupancy of the Owned Real Property; and
(D) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property and other title exceptions disclosed by any title insurance policy for any such Owned Real Property, which, in each case do not or would not materially impair the use or value of the Owned Real Property for the purposes for which it is used in connection with the Business; and (E) all Liens arising under the Mortgages, the Indenture, the Credit Agreement and any related collateral documents.

     "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a limited partnership, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Plans" means all Employee Pension Plans, Employee Welfare Plans, Other Plans and Multiemployer Plans to which BUSA contributes or is a party.

     "Pledge Agreement" means that certain Pledge Agreement dated as of July 17, 2000 among BUSA Holdings LLC, the BUSA Trust and W&C.

     "Pre-Closing Monthly Financial Statements" has the meaning set forth in
Section 8.4.

     "Pre-Closing Tax Period" has the meaning set forth in Section 6.8(a)(i).

     "Proceeding" has the meaning set forth in Section 6.4(a).

     "Proportionate Basis" or "Proportionate Share," with respect to a Controlling Seller, shall mean the percentage set forth opposite such Controlling Seller's name on Schedule 6.10 attached hereto.

     "Proprietary Rights" means all of the following: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including software), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "provision" has the meaning set forth in Section 10.1(g).

     "Purchase and Sales Contracts" has the meaning set forth in Section 3.9(e).

     "Purchase Consideration" has the meaning set forth in Section 1.6(c).

     "Recoverable Amount" has the meaning set forth in Section 6.8(a)(i).

     "Release" has the meaning set forth in Section 101 of CERCLA (42 U.S.C. 'SS' 9601 (22)), in effect as of the Closing Date.

     "reportable event" has the meaning set forth in Section 3.15(k).

     "Remedial Action" has the meaning set forth in Section 6.9(d).

     "Resignations" has the meaning set forth in Section 7.1(j).

     "Resolution Period" has the meaning set forth in Section 1.12(c).

     "Responsible Party" has the meaning set forth in Section 6.9(a).

     "Retention Agreements" means those certain Box USA Holdings, Inc. Retention Agreements dated as of March 29, 2004 between BUSA and each of the Key Employees.

     "Retention Payment" shall have the meaning ascribed to such term in the Retention Agreements.

     "Retirement Costs" means all costs, premiums and other fees and expenses (other than the principal amount of BUSA's Indebtedness and accrued and unpaid interest thereon as of the Closing Date) of BUSA, IP or any third party that may be incurred in connection with (i) the repayment, retirement, redemption, defeasance or discharge by IP of BUSA's Indebtedness (including without limitation any collateral required by lender(s) in connection with outstanding and undrawn letters of credit) pursuant to Article I hereof or (ii) BUSA continuing to perform its obligations with respect to such Indebtedness from and after the Closing Date as contemplated by Article I hereof (including without limitation any costs, fees, or other expenses that may be incurred to amend or modify, or obtain waivers or consents with respect to, the operative documents relating to such Indebtedness (a) to avoid or cure any defaults that may occur as a result of the transactions contemplated hereby or (b) that may otherwise be required to maintain such Indebtedness in full force and effect from and after the Closing Date.

     "right" has the meaning set forth in Section 10.2.

     "Schedules" shall mean the disclosure schedules to this Agreement.

     "Security Agreement" shall mean that certain Security Agreement dated as of July 17, 2000 among BUSA Holdings LLC, the BUSA Trust and W&C.

     "Seller's Counsel" has the meaning set forth in Section 1.6(c)(i)(L).

     "Seller Indemnitees" has the meaning set forth in Section 6.3.

     "Series A Preferred Stock" has the meaning set forth in Section 1.6(b).

     "Series B Preferred Stock" has the meaning set forth in Section 1.6(b).

     "Stock Purchase" has the meaning set forth in Section 1.1.

     "Stone" has the meaning set forth in the preface of this Agreement.

     "Straddle Period" has the meaning set forth in Section 6.8(a)(iii).

     "Supplemental Schedule" has the meaning set forth in Section 5.9.

     "Survival Term" shall have the meaning set forth in Section 6.1(a).

     "Target Net Working Capital" has the meaning set forth in Section 1.11.

     "Tax Claim" has the meaning set forth in Section 6.8(b)(i).

     "Tax Indemnified Party" has the meaning set forth in Section 6.8(b)(i).

     "Tax Indemnifying Party" has the meaning set forth in Section 6.8(b)(i).

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

     "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments or withholding taxes or charges imposed by any governmental entity and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

     "Threshold Amount" has the meaning set forth in Section 6.2(i).

     "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other closing documents entered into or delivered by any Party in connection with the Transactions pursuant to the terms of this Agreement.

     "Transactions" has the meaning set forth in Section 2.3.

     "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

     "Trustee" has the meaning set forth in Section 1.15.

     "Unquantifiable Claim" has the meaning set forth in Section 1.10.

     "W&C" has the meaning set forth in the preface of this Agreement.

     "W&C Fee" has the meaning set forth in Section 1.6(c)(i)(H).

     "W&C Investors" has the meaning set forth in the preface of this Agreement.

     "W&C Notes" shall mean those certain Senior Secured Notes dated as of July 17, 2000 issued by the BUSA Trust in favor of W&C Partners and Triumph Investors with principal amounts of $24,700,000 and $300,000, respectively.

     "W&C Partners" has the meaning set forth in the preface of this Agreement.

     Section 9.2. Other Definitional Provisions.

     (a) Accounting Terms. Accounting terms which are not defined herein have the meanings given to them under GAAP and, if not defined thereby, the meanings given to them in the BUSA Accounting Manual. To the extent that the definition of an accounting term set forth in this Agreement is inconsistent with the meaning of such term under GAAP, the definition in this Agreement will control.

     (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause and Schedule references contained in this Agreement are references to Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

     (c) "Successor Laws." Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

                                   ARTICLE X.

                                OTHER AGREEMENTS

     Section 10.1. Termination. This Agreement may be terminated prior to
Closing:

     (a) at any time by mutual agreement of IP and BUSA;

     (b) by IP, at any time when any of the Controlling Sellers are in breach of any of their material covenants pursuant to this Agreement, or if any representation or warranty of any of the Controlling Sellers herein is false or misleading in any material respect; provided that such condition is not the result of any breach of any covenant, representation or warranty of IP set forth in any Transaction Document; and provided further that such breach shall not have been cured within ten (10) business days following receipt by the breaching party and the Controlling Seller's Representative of notice of such breach;

     (c) by either IP or BUSA, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) by IP, at any time when BUSA is in breach of any of its covenants pursuant to this Agreement or if any representation or warranty of BUSA is false or misleading in any material respect; provided that such condition is not the result of any breach of any covenant, representation or warranty of IP set forth in any Transaction Document; and provided further that such breach shall not have been cured within ten (10) business days following receipt by the breaching party of notice of such breach;

     (e) by BUSA, at any time when IP is in breach of any of its covenants pursuant to this Agreement or if any representation or warranty of IP is false or misleading in any material respect; provided that such condition is not the result of any breach of any covenant, representation or warranty of BUSA set forth in any Transaction Document; and provided further that such breach shall not have been cured within ten business days following receipt by the breaching party of notice of such breach; or

     (f) by IP or BUSA, at any time after August 31, 2004, if the Closing has not then occurred; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

     (g) Any termination of this Agreement pursuant to any of clauses (b) through (f) will be effected by written notice from the terminating Party to the non-terminating Party. Any termination of this Agreement pursuant to clause (b),
(d), (e) or (f) will not terminate any liability of any Party for any breach or default of any representation, warranty, covenant, agreement, provision or term (each, a "provision") in any Transaction Document which exists at the time of such termination.

     Section 10.2. Rights and Remedies. No course of dealing between the Parties or failure or delay in exercising any right, remedy, power or privilege (each, a "right") pursuant to this Agreement will operate as a waiver of any rights of any Party, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of such right or the exercise of any other right. In the event of fraud committed by IP or, with respect to a Controlling Seller, fraud committed by such Controlling Seller, as applicable, the rights provided pursuant to this Agreement are cumulative and not exhaustive of any other rights which may be provided by law. For purposes of determining whether fraud has been committed by BUSA Holdings LLC under this Agreement or any of the other Transaction Documents, fraud committed by Roger Stone or Matthew Kaplan (either in such Person's capacity as an officer or manager of BUSA Holdings LLC or in such Person's capacity as an officer or director of BUSA) shall be deemed to have been committed by BUSA Holdings LLC.

     Section 10.3. Waivers, Amendments to be in Writing. No waiver, amendment, modification or supplement of this Agreement will be binding upon a Party unless such waiver, amendment, modification or supplement is set forth in writing and is executed by such Party.

     Section 10.4. Successors and Assigns. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective permitted successors and assigns of the Parties, except that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (i) by BUSA without IP's prior written consent or (ii) by IP without the prior written consent of the Controlling Sellers' Representative.

     Section 10.5. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict rule of any jurisdiction that would cause the laws of any other jurisdiction to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under any choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

     Section 10.6. Notices. All demands, notices, communications and reports ("notices") provided for in this Agreement will be in writing and will be either personally delivered, mailed by registered mail, return receipt requested, or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10.6.

              If to the Controlling Sellers' Representative or BUSA (prior to Closing):

              Mr. Roger W. Stone
              1114 Sheridan Road
              Glencoe, IL 60022-1248
              Telecopy: 847-242-0603

              with a copy, which will not constitute notice, to:

              Sonnenschein Nath & Rosenthal LLP         Harvey L. Friedman, Esq.
              8000 Sears Tower                          c/o Fonda Group
              233 S. Wacker Drive                 and   373 Park Avenue South
              Chicago, IL 60606                         New York, NY 10016
              Attention: Donald Lubin
                 Errol Stone

              If to IP or BUSA (after the Closing):

              International Paper Company
              400 Atlantic Street
              Stamford, CT 06921
              Attn: General Counsel

     Any such notice will be deemed to have been given when delivered personally, upon receipt if sent by registered mail, return receipt requested, or on the business day after deposit with a reputable overnight courier service, as the case may be.

     Section 10.7. Severability. If any provision of this Agreement is held to be invalid for any reason whatsoever, then such provision will be deemed severable from the remaining provisions of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

     Section 10.8. Schedules. The Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

     Section 10.9. Counterparts. The Parties may execute this Agreement in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

     Section 10.10. Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement. Notwithstanding the foregoing, the Parties hereby acknowledge and agree that the Controlling Sellers' Representative (acting on behalf of the Acquired Employees) is an intended third-party beneficiary under Section 8.5(b) of this Agreement and entitled to enforce against IP all of the rights of the Acquired Employees thereunder.

     Section 10.11. Headings. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

     Section 10.12. Integration. Except as otherwise provided in this Agreement, this Agreement, the Confidentiality Agreement and the Transactions Documents set forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral, are superseded by this Agreement, the Confidentiality Agreement and the other Transaction Documents executed pursuant to the terms hereof.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                        INTERNATIONAL PAPER COMPANY,
                                        a New York Corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        BOX USA HOLDINGS, INC.,
                                        a Maryland Corporation


                                        By:
                                            ------------------------------------
                                        Name: Roger W. Stone
                                        Title: Chairman and Chief Executive
                                               Officer


                                        ----------------------------------------
                                        Dennis Mehiel


                                        ----------------------------------------
                                        Edith Mehiel


                                        ----------------------------------------
                                        Roger W. Stone


                                        BOX USA HOLDINGS, L.L.C.,
                                        a Delaware limited liability company


                                        By:
                                            ------------------------------------
                                        Name: Roger W. Stone
                                        Title: Chairman


                                        ROGER AND SUSAN STONE FAMILY FOUNDATION


                                        By:
                                            ------------------------------------
                                        Roger W. Stone, Trustee


                                        By:
                                            ------------------------------------
                                        Susan Stone, Trustee

                                        BOX USA TRUST DATED AS OF JULY 17, 2000


                                        By:
                                            ------------------------------------
                                        Roger W. Stone, Trustee


                                        ----------------------------------------
                                        Roger W. Stone, in his capacity as
                                        Controlling Sellers' Representative


                                        WASHINGTON & CONGRESS CAPITAL PARTNERS,
                                        L.P., a Delaware limited partnership


                                        By: WASHINGTON & CONGRESS
                                        ADVISORS, LLC, its General Partner


                                        By:
                                            ------------------------------------
                                        Name: Frederick S. Moseley IV
                                        Title: Chief Executive Officer


                                        TRIUMPH III INVESTORS, L.P.
                                        a Delaware limited partnership


                                        By: TRIUMPH III INVESTORS, INC.,
                                        its General Partner


                                        By:
                                            ------------------------------------
                                        Name: Frederick McCarthy III
                                        Title:

                            Stock Purchase Agreement